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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

3.125% Senior Notes due 2016	$750,000,000	$53,475

4.600% Senior Notes due 2021	$1,000,000,000	$71,300

6.000% Senior Notes due 2040	$1,250,000,000	$89,125

Guarantees of 3.125% Senior Notes due 2016(2)	—	—

Guarantees of 4.600% Senior Notes due 2021(2)	—	—

Guarantees of 6.000% Senior Notes due 2040(2)	—	—

(1)
The aggregate filing fee of $213,900 is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n), no separate registration fee is payable for the guarantees.

Prospectus Supplement, dated August 10, 2010 (To Prospectus dated August 10, 2010)	FILED PURSUANT TO RULE 424(B)(2) REG. STATEMENT NO. 333-168705

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

$750,000,000 3.125% Senior Notes due 2016
$1,000,000,000 4.600% Senior Notes due 2021
$1,250,000,000 6.000% Senior Notes due 2040

          The 3.125% Senior Notes will mature on February 15, 2016. The 4.600% Senior Notes will mature on February 15, 2021. The 6.000% Senior Notes will mature on August 15, 2040. The 3.125% 2016 Notes, the 4.600% 2021 Notes and the 6.000% 2040 Notes are referred to in this prospectus supplement collectively as the "notes." Interest will accrue on the notes from August 17, 2010. We will pay interest on the notes on February 15 and August 15 of each year, beginning on February 15, 2011.

          We may redeem some or all of the notes at any time prior to their maturity at the "make whole" price discussed under "Description of notes—Optional redemption". In addition, we may redeem the 4.600% 2021 Notes and the 6.000% 2040 Notes at any time and from time to time on or after the date that is three months prior to the respective final maturity of such series of notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date as described under "Description of notes—Optional redemption." As described under "Description of notes—Change of control and rating decline," if we experience specific kinds of changes of control accompanied by a rating decline, we will be required to offer to purchase the notes from holders.

          The notes will be the unsecured senior obligations of the issuers and will rank equally in right of payment with all of the issuers' existing and future senior debt and will rank senior in right of payment to all of the issuers' future subordinated debt, if any. The notes will be guaranteed by each of our material existing and certain of our future domestic subsidiaries. Neither our parent company, The DIRECTV Group, Inc., nor its parent company, DIRECTV ("Parent"), nor their respective subsidiaries, other than DIRECTV Holdings LLC and certain of its subsidiaries and DIRECTV Financing Co, Inc., are obligors or guarantors of the Notes.

          The notes will not be listed on any exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the notes.

          Investing in the notes involves risks. See "Risk factors" beginning on page S-14 herein for a discussion of factors you should consider carefully before investing in the notes.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 3.125% Senior Note due 2016	Per 4.600% Senior Note due 2021	Per 6.000% Senior Note due 2040	Total

Price to public(1)	99.935%	99.934%	98.659%	$2,982,090,000

Underwriting discounts	.350%	.450%	.875%	$18,062,500

Proceeds to DIRECTV Holdings and DIRECTV Financing (before expenses)	$746,887,500	$994,840,000	$1,222,300,000	$2,964,027,500

(1)
Plus accrued interest, if any, from August 17, 2010, if settlement occurs after that date.

          We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company and its participants on or about August 17, 2010.

Joint Book-Running Managers

Citi	J.P. Morgan	Credit Suisse	Goldman, Sachs & Co.

Co-Managers

BofA Merrill Lynch	Barclays Capital	Mitsubishi UFJ Securities	Morgan Stanley	UBS Investment Bank

Credit Agricole CIB	HSBC	ING Wholesale	Lloyds TSB Corporate Markets

Mizuho Securities USA Inc.	RBS	U.S. Bancorp

Prospectus Supplement

S-i

About this prospectus supplement

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. Although these notes are being offered pursuant to a registration statement that includes Parent as a registrant, Parent is neither an obligor nor a guarantor of the notes being offered hereby.

        If the description of this offering or the notes or any other information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions "Where you can find more information" and "Incorporation by reference" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed by us with the U.S. Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        The underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

 Where you can find more information

        We file annual, quarterly and current reports, and other information with the SEC. We also have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our registered debt securities. This prospectus supplement, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus supplement are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC.

        You should rely only upon the information provided in or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You

S-ii

should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the dates specified in this prospectus supplement.

Incorporation by reference

        We are "incorporating by reference" information we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus supplement;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file later with the SEC automatically will update and supersede information contained in this prospectus supplement.

        We are incorporating by reference the following documents which we have previously filed with the SEC:

          (1)   our Annual Report on Form 10-K/A for the year ended December 31, 2009, filed on August 10, 2010;

          (2)   our Quarterly Reports on Form 10-Q/A for the quarter ended March 31, 2010 and for the quarter ended June 30, 2010, each of which were filed on August 10, 2010;

          (3)   our Current Report on Form 8-K filed with the SEC on March 15, 2010; and

          (4)   any of our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until our offering is completed; provided that this prospectus supplement will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

        Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        You can obtain copies of the documents incorporated by reference in this prospectus supplement without charge through our website (www.directv.com), or by requesting them in writing or by telephone at the following addresses:

DIRECTV Holdings LLC
2230 East Imperial Highway
El Segundo, CA 90245
Attn: Investor Relations

        The notes offered hereby are not obligations of Parent nor are they guaranteed by Parent. You should only rely on the documents incorporated by reference above and not on Parent's periodic reports filed pursuant to the Exchange Act, which include descriptions and results of other of Parent's operations and business and which are not applicable to assessing an investment in these notes.

 Market data

        In this prospectus supplement, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

S-iii

 Disclosure regarding forward-looking statements

        This prospectus supplement and documents incorporated by reference herein and in other materials we have filed or may file with the SEC, contain or may contain certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act and of the Exchange Act. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, including, without limitation, risk factors discussed in more detail under "Risk factors" in this prospectus supplement, which could cause our actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. We urge you to consider these factors carefully in evaluating forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus supplement are made only as of the date of this prospectus supplement and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances. You should read carefully the section of this prospectus supplement under the heading "Risk factors" beginning on page S-14.

        We own or have rights to use various copyrights, trademarks, service marks and trade names used in our business. These include the United States registered marks DIRECTV, DIRECTV Plus, Superfan, SUPERCAST, ScoreGuide, DIRECTV Cinema, GameSearch, The 101 Network and the DIRECTV Cyclone Design. This prospectus supplement also includes copyrights, trademarks, service marks and trade names of other companies which are the property of their respective holders.

S-iv

Summary

        In this prospectus supplement, "DIRECTV Holdings," "DIRECTV U.S.," "we," "our" and "us" refer to DIRECTV Holdings LLC and its subsidiaries, unless otherwise indicated or the context otherwise requires. We are a wholly-owned subsidiary of The DIRECTV Group, Inc., which we sometimes refer to as "DIRECTV Group" which, in turn, is a wholly-owned subsidiary of DIRECTV, which we sometimes refer to as DIRECTV or "Parent." We consist of DIRECTV Enterprises, LLC and its wholly-owned subsidiaries and DIRECTV Financing Co., Inc. This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus supplement, including the section entitled "Risk factors" and you should read the documents incorporated by reference into this prospectus supplement, including "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K/A for the year ended December 31, 2009, filed with the SEC which we refer to as our "Form 10-K," our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010, which we refer to as our "First Quarter Form 10-Q," and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2010, which we refer to as our "Second Quarter Form 10-Q," and together with the First Quarter Form 10-Q, the "Forms 10-Q," each filed with the SEC on August 10, 2010, before making an investment decision.

        We acquire, promote, sell and distribute digital entertainment programming via satellite to residential and commercial subscribers. We are the largest provider of direct-to-home, or DTH, digital television services and the second largest provider in the multi-channel video programming distribution, or MVPD, industry in the United States, in each case based on the number of subscribers. We provide our subscribers with access to hundreds of channels of digital-quality picture and sound programming that we transmit directly to subscribers' homes or businesses via high-powered geosynchronous satellites. As of June 30, 2010, we had over 18.7 million subscribers. For the fiscal year ended December 31, 2009, we generated revenues of $18.7 billion and had Operating Profit Before Depreciation and Amortization, or OPBDA, of $4.7 billion. We generated revenues of $9.7 billion and had OPBDA of $2.7 billion for the six months ended June 30, 2010.

        We believe we provide one of the most extensive collections of programming available in the multi-channel video programming distribution, or MVPD industry. As of June 30, 2010, we distributed more than 2,000 digital video and audio channels, including about 250 basic entertainment and music channels, 37 premium movie channels, 50 regional and specialty sports networks, 119 Spanish and other foreign language special interest channels, over 80 pay-per-view movie and event choices, and 160 national high-definition, or HD, television channels. Although we distribute more than 2,000 local channels—over 900 in HD—a subscriber generally receives only the local channels in the subscriber's home market. In addition, we offer an on demand service named DIRECTV on DEMAND which, as of June 30, 2010, provided a selection of about 6,500 movie and television programs to our subscribers who have a broadband connection to their set-top receiver. As of June 30, 2010, we provided local channel coverage in standard definition to markets covering about 95% of U.S. television households. In addition, we provided HD local channels to markets representing approximately 93% of U.S. television households.

        We also provide premium professional and collegiate sports programming such as the NFL SUNDAY TICKETTM package, which allows subscribers to view the largest selection of NFL games available each Sunday during the regular season. Under our contract with the NFL, we have exclusive rights to provide this service through the 2014 season, including rights to provide related broadband, HD, interactive and mobile services.

        To subscribe to the DIRECTV® service, subscribers acquire receiving equipment from either us, our national retailers, independent satellite television retailers or dealers, or regional telephone companies, which we refer to as telcos. Most set-top receivers provided to new and existing subscribers are leased subsequent to the introduction of a lease program on March 1, 2006. The receiving equipment consists of a small receiving satellite dish antenna, a digital set-top receiver and a remote control, which we refer to as a DIRECTV® System. After acquiring and installing a DIRECTV System, subscribers activate the DIRECTV service by contacting us and subscribing to one of our programming packages.

        On November 19, 2009, DIRECTV Group and Liberty Media Corporation, which we refer to as Liberty or Liberty Media, closed a series of related transactions which we refer to collectively as the Liberty Transaction. The Liberty Transaction included the split-off of certain of the assets of the Liberty Entertainment Group into Liberty Entertainment, Inc., or LEI, which was then split-off from Liberty. Following the split-off, DIRECTV Group and LEI merged with subsidiaries of DIRECTV. As a result of the Liberty Transaction, DIRECTV Group, which is comprised of the DIRECTV U.S. and DIRECTV Latin America businesses, and LEI, which held Liberty's 57% interest in DIRECTV Group, a 100% interest in three regional sports networks, a 65% interest in Game Show Network LLC, or GSN, approximately $120 million in cash and cash equivalents and approximately $2.1 billion of indebtedness and a series of related equity collars, became wholly-owned subsidiaries of DIRECTV. DIRECTV Holdings remained a direct subsidiary of DIRECTV Group and became an indirect subsidiary of DIRECTV.

Our key strengths

        Our business is characterized by the following key strengths:

  •
  large subscriber base;

  •
  leading brand name;

  •
  substantial channel capacity and programming content;

  •
  high-quality digital picture and sound, including HD programming;

  •
  strong customer service; and

  •
  valuable orbital slots and satellite-based technology.

Our business strategy

        Our vision is to provide customers with the best video experience in the United States both inside and outside of the home by offering subscribers unique, differentiated and compelling programming through leadership in content, technology and customer service.

  •
  Offer Differentiated and Exclusive Content and Services.  To fulfill our goal, we believe we must provide the most extensive collection of valuable programming and interactive services to our customers.

  •
  Provide the Most Extensive Collection of Valuable Programming.    We believe that we currently have one of the most extensive collections of programming in the MVPD industry and our strategy is to continue improving our offering. For example, we offer content which is not offered by other MVPD providers such as NFL SUNDAY TICKET where subscribers can watch up to 14 games each week, most of which are offered in HD. In addition, we offer our customers The 101® Network, a free premium channel dedicated to the broadcast of unique and exclusive content including series such as Friday Night Lights, Deadwood®, Sleeper Cell®, Damages®, The Wire® and The NineTM as well as concert performances by top-rated artists. In 2009, we also launched new shows on The 101® Network such as The Dan Patrick ShowTM and Trailer Park Boys®.

    We also believe we currently have one of the most extensive national HD channel offerings as well as the largest lineup of 1080p movies in the MVPD industry. We have the capacity to broadcast approximately 200 national HD channels to nearly all U.S. television households. In 2010, we plan on offering local channels in HD to 19 additional markets, bringing the total number of HD local channel markets to 155—covering over 95% of television homes. Subscribers receiving local HD channels will generally only receive the channels broadcast in their home market. Additionally, in 2010 we were one of the first MVPD providers to offer dedicated 3D programming by introducing three 3D channels to our HD customers who have purchased 3D television sets.

    We also expect to expand our DIRECTV on DEMAND, a video-on-demand, or VOD, service for subscribers that have the DIRECTV Plus® digital video recorder, or DVR, or DIRECTV Plus® HD DVR set-top receivers. As of June 30, 2010, DIRECTV on DEMAND offered about 6,500 titles providing thousands of hours of top programming from the major broadcast and cable networks, as well as popular movies. Most of the titles are offered free of charge and are downloaded from the Internet through a broadband connection for those subscribers with a DIRECTV Plus HD DVR. In addition, we download top movies via our satellites to a customer's DVR hard drive. In 2010, we expect to introduce a new movie service, DIRECTV CinemaTM, which will substantially increase the number of new release movies available for our customers to view and purchase from either their television, laptop computer or mobile telephone.

  •
  Expand and Enhance Interactive Services.    We believe that enhanced and interactive services play an important role in the subscriber experience. For example, NFL SUNDAY TICKET subscribers can view a mix-channel with up to eight games on one screen while the SUPERCASTTM service lets viewers access games and interactive statistics online through a personal computer. We also offer interactive services for many major tennis and golf events, including the Masters® golf tournament, where we dedicate several extra channels of event coverage, interactive scoreboards and a mix channel, all of which no other MVPD operator provides. In 2009, we launched our free TV Apps service, which are applications that appear on the TV, including Flickr®, weather forecasts and other user generated programs for customers who connect their DIRECTV Plus HD DVR to their broadband router. We added interactive applications for the 2010 Winter Olympics, such as medal count pages and special U.S.A. team coverage.

  •
  Technology Leadership.  We believe that technological leadership has been and will continue to be important to our ability to introduce services that are easy to use and subscriber-friendly, while also reducing costs. We believe that advancements in technology will drive subscriber demand for enhanced DVRs, HD equipment, VOD, a whole-house entertainment solution, and mobile and portable devices.

  •
  Introduce Multi-Room, Whole-House, Mobile and Portable Services.    We believe that it is important for our subscribers to have multiple ways to access DIRECTV® programming throughout the home and on devices outside of the home. Accordingly, we have introduced a multi-room viewing service. This service enables customers with the proper equipment to share content and recorded shows around the house. We expect to introduce a home media center within the next year that will provide HD, DVR and standard-definition video functionality throughout the home and allow customers to access stored content, including video, photos and music, seamlessly from any connected television in a home. We also intend to make DIRECTV programming more ubiquitous by offering it on portable and mobile devices, including cell phones. For example, in 2009, subscribers to our NFL SUNDAY TICKETTM SuperFan® package were able to stream live NFL games to their mobile phones. In addition, we believe that our ongoing marketing relationships with the major wireless telephony providers such as AT&T, Inc. ("AT&T") and Verizon Communications, Inc. ("Verizon") provide us a unique opportunity to develop compelling applications for our customers.

  •
  Enhance/Improve User Interface/Guide.    We are constantly striving to improve our guide and user interface because it is important that our subscribers are able to access the many offerings we provide in as easy and intuitive a manner as possible. For example, in January 2010 we introduced Smart Search which helps customers find what they are looking for on television faster and easier as well as providing significantly more information about the television programs and actors they are interested in watching.

    DIRECTV has led the industry in the application of remote DVR scheduling technology as over two million of our customers have scheduled over 12 million recordings remotely to DIRECTV DVRs through 2009. We also introduced ScoreGuideTM in 2009 which, at the press of a button, enables customers to easily track scores and start times of major sporting events, see a list of channels carrying each event and tune directly to those channels. In 2010, we expanded ScoreGuide, to include Olympic and soccer coverage. Another example of our improved user interface is GameSearchTM which automatically recognizes when a customer has tuned to a channel with a blacked-out sports game and immediately looks to see if the game is on another channel. It then provides the customer a message telling them where to find the game or if it is unavailable.

  •
  Enhance Sales and Marketing; Focus on High Quality Subscribers; Improve Customer Service, Distribution and Installation.  We expect to continue to grow our subscriber base and maintain relatively low churn levels by focusing on acquiring higher quality subscribers as well as improving our customer service, distribution and installation.

  •
  Enhance Sales and Marketing.    We expect to continue growing our subscriber base through marketing programs that capitalize on the strength of our brand and extensive programming. In addition, we expect that our expanded national and local HD programming, as well as many of our new services including multi-room viewing, DIRECTV Cinema and the home media center will increase sales from customers purchasing these services. We also intend to continue focusing on local advertising and marketing to ensure that our competitive strengths are effectively targeted based on competitive factors, demographics and geography.

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  Maintain Low Levels of Churn by Attracting High Quality Subscribers.    We believe that in order to maintain churn at relatively low levels, we must continue to improve the overall quality of our subscriber base by regularly refining our credit and identification policies to properly reflect the changing competitive and economic landscape. However, we believe it is also important to balance churn levels by adjusting our upgrade and retention policies and costs to help assure appropriate financial returns.

  •
  Improve Customer Service, Distribution and Installation.    We strive to attain the gold standard in customer service throughout a customer's lifecycle. We expect to improve customer service, distribution and installation services while also improving operational efficiencies. For example, since 2008 we have entered into several transactions which resulted in a substantial portion of our previously outsourced service and installation network technicians becoming DIRECTV U.S. employees. By having these technicians as employees of DIRECTV U.S., we have reduced turnover and improved the overall customer experience, and performance of the remaining outsourced technicians has also generally improved. We have also improved the quality and usage of our web-based customer service capabilities, improved the tools that our customer service representatives have at their disposal, and simplified our customer bills. In addition, we have implemented a new work order management system that has improved the scheduling and tracking of our installation and service calls including the use of wireless handheld devices so that our service technicians can improve the efficiency of their daily work orders. In 2009, we achieved substantial improvements in many of our customer service and installation metrics and we expect to make further improvements in 2010.

  •
  Improve and Expand Relationships with Telcos.    In February 2009, AT&T began marketing a bundle of broadband Internet, telephone services and DIRECTV video service to new and existing customers. AT&T's territories include 22 states and cover approximately 44 million households. In August 2010, we announced a similar relationship with CenturyLink, which has agreed to acquire Qwest Communications Inc. With these relationships, we now have agreements with the four major telecommunications companies—AT&T, Verizon, Qwest Communications International Inc. and CenturyLink—covering approximately 90 million homes in the United States. We are also working with the telcos to develop new services including more integrated bundles and wireless applications.

DIRECTV and affiliates

        We determine our income taxes based upon our tax sharing agreement with our Parent, which generally provides that the current income tax liability or receivable be computed as if we were a separate taxpayer. Payments made to our Parent under this tax sharing agreement were $425 million for the six months ended June 30, 2010, and $502 million in 2009, $721 million in 2008 and $709 million in 2007. We also receive an allocation of employee benefit expenses from DIRECTV. We believe that our consolidated financial statements reflect our cost of doing business in accordance with SEC Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity."

        We paid dividends to our Parent in the amounts of $2,500 million in 2009, $3,400 million in 2008 and $1,050 million in 2007 from available cash and cash equivalents. In addition, we paid $4,000 million in dividends to our Parent during the first half of 2010.

        Beginning November 19, 2009, transactions with the regional sports networks which were acquired by DIRECTV on that date are also included as transactions with DIRECTV and affiliates. For further detail regarding related party transactions, please refer to Note 6, "Related Party Transactions" to the consolidated financial statements in our Second Quarter Form 10-Q incorporated by reference herein.

Recent developments

        Share Repurchase Program.    As previously announced, since 2006 our parent's Board of Directors has approved multiple authorizations for the repurchase of over $15 billion of its common stock, including $2.0 billion of authorized repurchases announced on August 5, 2010. The authorizations allow DIRECTV to repurchase its common stock from time to time through open market purchases and negotiated transactions or otherwise. The timing, nature and amount of such transactions will depend on a variety of factors, including market conditions and the program may be suspended, discontinued or accelerated at any time. These repurchases have been and are expected to continue to be funded primarily by cash distributions from us to our Parent.

        Share Exchange Agreement.    In June 2010, DIRECTV recapitalized the DIRECTV stock ownership held by Dr. John Malone, his wife and two trusts for the benefit of his children pursuant to a Share Exchange Agreement with the Malones. The Malones exchanged 21,809,863 shares of Class B common stock of DIRECTV, which was all of the outstanding Class B shares, for 26,547,624 shares of Class A common stock, resulting in the reduction of the Malones' voting interest in DIRECTV from approximately 24.3% to approximately 3%. As part of the transaction, Dr. Malone also resigned from the Board of Directors of DIRECTV. Greg Maffei, who is President and Chief Executive Officer of Liberty Media Corporation, and Paul Gould, who is a member of the Board of Directors of Liberty Global, also resigned from the board of directors of DIRECTV at the closing of the transaction. The transaction thus satisfied a condition imposed by the Federal Communications Commission (the "FCC") that dates back to the acquisition by Liberty Media Corporation of its interest in DIRECTV in February 2008 from News Corp. At that time, concerns over the potential overlap of DIRECTV's satellite business in Puerto Rico, DIRECTV Puerto Rico, and a cable business operated by Liberty Global, Inc., Liberty Cablevision Puerto Rico, resulted in an FCC order which required in connection with the approval of Liberty Media's acquisition that the attributable interests connecting DIRECTV Puerto Rico and Liberty Cablevision Puerto Rico be severed. The consummation of this transaction severed all attributable interests in satisfaction of the requirements of the FCC order. In the transaction, all of the Malones' Class B stock was canceled resulting in a single class of DIRECTV common stock, Class A, outstanding with one vote per share.

Our executive offices

        Our principal executive offices are located at 2230 East Imperial Highway, El Segundo, California 90245, and our telephone number at that address is (310) 964-5000. Our web site is located at www.directv.com. The information on our web site is not part of this prospectus supplement.

The offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled "Description of notes." As used in this summary of the offering, the terms "we," "us" and "our" refer only to DIRECTV Holdings LLC and not to any of its subsidiaries and the term "co-issuer" refers to DIRECTV Financing Co., Inc.

Issuers	DIRECTV Holdings LLC and DIRECTV Financing Co., Inc.
Issue date	The issue date is expected to be on or about August 17, 2010.
Securities offered	$750,000,000 in aggregate principal amount of 3.125% Senior Notes due 2016.
$1,000,000,000 in aggregate principal amount of 4.600% Senior Notes due 2021.
$1,250,000,000 in aggregate principal amount of 6.000% Senior Notes due 2040.
Maturity date	3.125% 2016 Notes: February 15, 2016.
4.600% 2021 Notes: February 15, 2021.
6.000% 2040 Notes: August 15, 2040.
Interest payment dates	February 15 and August 15 of each year, beginning on February 15, 2011. Interest will accrue from August 17, 2010.
Guarantees
The notes will be guaranteed by each of our material existing and certain of our future domestic subsidiaries (other than the co-issuer) on a senior unsecured basis. The notes will cease to be guaranteed by any subsidiary that guarantees the notes if such subsidiary is released from guaranteeing our senior secured credit facility and our Existing Notes (as defined below). The notes will not be guaranteed by Parent and neither Parent nor any of its subsidiaries, other than DIRECTV Holdings and certain of its subsidiaries and DIRECTV Financing, is an obligor or guarantor of the Notes.
Ranking	The notes will be our and the co-issuer's unsecured senior obligations and will:

•       rank equally with all of our and the co-issuer's existing and future senior indebtedness, including our and the co-issuer's existing 6.375% Senior Notes due 2015 (the "2015 Notes"), 7.625% Senior Notes due 2016 (the "2016 Notes"), 4.750% Senior Notes due 2014 (the "2014 Notes"), 5.875% Senior Notes due 2019 (the "2019 Notes), the 3.550% Senior Notes due 2015 (the "3.550% 2015 Notes"), the 5.200% Senior Notes due 2020 (the "2020 Notes") and the 6.350% Senior Notes due 2040 (the "2040 Notes" and together with the 2016 Notes, the 2015 Notes, the 2014 Notes, the 2019 Notes, the 3.550% 2015 Notes, and the 2020 Notes, the "Existing Notes");

• rank senior to all of our and the co-issuer's future subordinated indebtedness, if any;

•       be effectively subordinated to all of our and the co-issuer's existing and future secured obligations to the extent of the value of the assets securing such obligations, including indebtedness under our existing senior secured credit facility; and

• be effectively subordinated to all indebtedness of our non-guarantor subsidiaries.
Similarly, the guarantees by our subsidiaries will:
• rank equally with all of the existing and future senior indebtedness of such subsidiaries, including the guarantees under our Existing Notes;
• rank senior to all future subordinated indebtedness of such subsidiaries, if any; and

•       be effectively subordinated to all existing and future secured obligations of such subsidiaries to the extent of the value of the assets securing such obligations, including the guarantees under our existing senior secured credit facility.

As of June 30, 2010, after giving effect to the offering and the use of a portion of the proceeds therefrom to repay all of the outstanding borrowings under the Term Loan A and B portions of our senior secured credit facility, we would have had no outstanding senior secured indebtedness, excluding $500 million of additional borrowing capacity available under the revolving portion of our existing senior secured credit facility. Substantially all of our assets, liabilities and revenues are attributable to the co-issuers and the guarantors.
Optional redemption
We may redeem some or all of the notes at our option at a redemption price equal to the greater of the principal amount of the notes and the "make whole" price described under "Description of Notes—Optional redemption." In addition, we may redeem the 4.600% 2021 Notes and the 6.000% 2040 Notes at any time and from time to time on or after the date that is three months prior to the respective final maturity of such series of notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date as described under "Description of notes—Optional redemption."
Change of control
If we experience specific kinds of changes of control accompanied by a Ratings Decline (as defined under "Description of notes—Certain definitions"), we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See "Description of notes—Change of control and rating decline."
Certain covenants	The indenture governing the notes will restrict our ability and the ability of our subsidiaries to, among other things:

• create certain liens;
• engage in certain sale leaseback transactions; and
• merge, consolidate or sell substantially all of our assets.
These covenants are subject to important exceptions and qualifications described under the heading "Description of notes."
Use of Proceeds
The net proceeds from this offering will be used for general corporate purposes, which may include the repayment of all of the outstanding borrowings under the Term Loan A and B portions of our senior secured credit facility, a distribution to our Parent for its share repurchase plan and other corporate purposes. Affiliates of certain of the underwriters are lenders under our senior secured credit facility and will receive a portion of the net proceeds from this offering. See "Use of proceeds."
Conflict of interest
Certain of the underwriters and/or their affiliates may be lenders under our senior secured credit facility, and may therefore receive more than 5% of the net proceeds of this offering. Therefore, one or more of the underwriters may be deemed to have a "conflict of interest" with us within the meaning of NASD Conduct Rule 2720 ("Rule 2720") of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be conducted in accordance with Rule 2720. See "Underwriting—Conflict of interest."
Additional notes issuances	We may from time to time without the consent of the holders of the notes create and issue additional notes of the same series as the notes offered hereby. See "Description of notes."
Risk Factors	See "Risk factors" for a discussion of certain factors that you should carefully consider before investing in the notes.
Governing law	New York.

Summary historical consolidated financial and other data

        You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the consolidated financial statements in our Form 10-K, and Forms 10-Q which are incorporated by reference into this prospectus supplement.

        The following tables present our summary consolidated statements of operations and other data for the years ended December 31, 2007, 2008 and 2009, and six months ended June 30, 2009 and 2010 and our consolidated balance sheet data as of June 30, 2010. The consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and six months ended June 30, 2009 and 2010 and the consolidated balance sheet data as of June 30, 2010 have been derived from our audited and unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The summary "As adjusted" balance sheet data is unaudited and is based on certain assumptions and adjustments and does not purport to present what our actual financial position would have been had the transactions and events reflected by them in fact occurred on the date specified.

	Years ended December 31,			Six months ended June 30,
(Dollars in millions)	2007	2008	2009	2009	2010
Consolidated Statements of Operations Data:
Revenues	$15,527	$17,310	$18,671	$8,842	$9,706
Total operating costs and expenses	13,125	14,980	16,261	7,793	7,999
Operating profit(1)	2,402	2,330	2,410	1,049	1,707
Net income(1)	1,359	1,250	1,255	547	915
Other data:
Net cash flows provided by operating activities	2,909	3,277	3,691	1,744	1,941
Net cash flows used in investing activities	(2,335)	(1,857)	(1,496)	(789)	(690)
Net cash flows used in financing activities	(1,128)	(1,073)	(1,628)	(1,088)	(2,163)
Depreciation and amortization expense(1)	1,448	2,061	2,275	1,182	993
Capital expenditures	2,326	1,765	1,485	785	689
Total subscriber acquisition costs(2)	2,663	2,790	3,042	1,559	1,451
OPBDA(3)	3,850	4,391	4,685	2,231	2,700

	Years ended December 31,			Six months ended June 30,
	2007	2008	2009	2009	2010
Subscriber Data:
Total number of subscribers at the end of period (000's)(4)	16,831	17,621	18,560	18,305	18,760
Average monthly revenue per subscriber (ARPU)(5)	$79.05	$83.90	$85.48	$81.86	$86.69
Average monthly subscriber churn %(6)	1.51%	1.47%	1.53%	1.42%	1.49%
Average subscriber acquisition costs per subscriber (SAC)(7)	$692	$715	$712	$701	$776
Gross subscriber additions (000's)	3,847	3,904	4,273	2,223	1,871
Net subscriber additions (000's)	878	861	939	684	200

(Dollars in millions)	As of June 30 Actual	As of June 30, 2010 As adjusted(8)
Consolidated balance sheet data:
Cash and cash equivalents	$804	$2,546
Total current assets	2,575	4,316
Total assets	11,133	12,888
Total current liabilities	3,307	3,034
Long-term debt, including current portion	8,709	10,471
Total owner's deficit	(1,594)	(1,601)

(Dollars in millions)	As of June 30 Actual	Twelve months ended June 30, 2010 As adjusted(8)
Financial Ratio:
Long-term-debt, including current portion to OPBDA(9)	1.69x	2.03x

(1)
On March 1, 2006, we introduced a new set-top receiver lease program. Prior to March 1, 2006, most set-top receivers provided to new and existing subscribers were immediately expensed upon activation as a subscriber acquisition or upgrade and retention costs in the Consolidated Statements of Operations in our Forms 10-K and 10-Q. Subsequent to the introduction of the lease program, we lease most set-top receivers provided to new and existing subscribers, and therefore capitalize the receivers in "Property and Equipment, net" in the Consolidated Balance Sheets in our Forms 10-K and 10-Q. We report the amount of set-top receivers we capitalize during the period in our Consolidated Statements of Cash Flows under the captions "Cash paid for subscriber leased equipment—subscriber acquisitions" and "Cash paid for subscriber leased equipment—upgrade and retention" in our Forms 10-K and 10-Q.

  The following table sets forth the amount of set-top receivers we capitalized, and depreciation expense we recorded, under the lease program for the periods presented:

	Years ended December 31,			Six months ended June 30,
(Dollars in millions)	2007	2008	2009	2009	2010
Cash paid for subscriber leased equipment—subscriber acquisitions	$762	$599	$564	$309	$246
Cash paid for subscriber leased equipment—upgrade and retention	774	537	419	226	152

Total subscriber leased equipment capitalized	$1,536	$1,136	$983	$535	$398

Depreciation expense—subscriber leased equipment	$645	$1,100	$1,333	$677	$596

(2)
We calculate total subscriber acquisition costs by adding together "Subscriber acquisition costs" as presented in the Consolidated Statements of Operations and "Cash paid for subscriber leased equipment—subscriber acquisitions" as presented in the Consolidated Statement of Cash Flows in our Forms 10-K and 10-Q.

(3)
We calculate Operating Profit Before Depreciation and Amortization (OPBDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, by adding amounts under the caption "Depreciation and amortization expense" to "Operating profit," as presented in the Consolidated Statements of Operations in our Forms 10-K and 10-Q. This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and DIRECTV use OPBDA to evaluate our operating performance and to allocate resources and capital. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and DIRECTV separately measure and budget for capital expenditures and business acquisitions.

  We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected OPBDA and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization expense. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

  A reconciliation of operating profit to OPBDA follows:

	Years ended December 31,			Six months ended June 30,
(Dollars in millions)	2007	2008	2009	2009	2010
Operating profit	$2,402	$2,330	$2,410	$1,049	$1,707
Add: Depreciation and amortization expense	1,448	2,061	2,275	1,182	993

Operating profit before depreciation and amortization	$3,850	$4,391	$4,685	$2,231	$2,700

(4)
The total number of subscribers represents the total number of subscribers actively subscribing to our service, including seasonal subscribers, and subscribers who are in the process of relocating and commercial equivalent viewing units. In March 2008, we implemented a change in DIRECTV U.S.' commercial pricing and packaging to increase our competitiveness. As a result, during the first quarter of 2008, DIRECTV U.S. made a one-time downward adjustment to the subscriber count of approximately 71,000 subscribers related to commercial equivalent viewing units. This adjustment did not affect our revenue, operating profit, cash flows, net subscriber additions or average monthly subscriber churn.

(5)
We calculate ARPU by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by the average number of our subscribers for the period. We calculate average subscribers for the period by adding the number of subscribers as of the beginning of the period and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one.

(6)
Average monthly subscriber churn represents the number of subscribers whose service is disconnected, expressed as a percentage of the average total number of subscribers. We calculate average monthly subscriber churn by dividing the average monthly number of disconnected subscribers for the period (total subscribers disconnected, net of reconnects, during the period divided by the number of months in the period) by average subscribers for the period.

(7)
We calculate SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, by dividing total subscriber acquisition costs for a period by the number of gross new subscribers acquired during the period. We calculate total subscriber acquisition costs for the period by adding together "Subscriber acquisition costs" expensed during the period and "Cash paid for subscriber leased equipment-subscriber acquisitions" during the period.

(8)
The As adjusted balance sheet and financial ratio data as of June 30, 2010 give effect to the sale of the notes offered hereby and the anticipated use of proceeds therefrom, including the use of a portion of the proceeds to repay all of outstanding borrowings under the Term Loan A and B portions of our senior secured credit facility. See "Use of proceeds."

(9)
OPBDA for the twelve months ended June 30, 2010 was $5,154 million.

Risk factors

        An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus, before making an investment in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

        If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected, the value of the notes could decline and you could lose some or all of your investment.

Risks related to our business

        Our business, financial condition or results of operations could be materially and adversely affected by the following:

We compete with other MVPDs, some of whom have greater resources than we do and levels of competition are increasing.

        We compete in the MVPD industry against cable television, telcos and wireless companies and other land-based and satellite-based system operators with service offerings including video, audio and interactive programming, data and other entertainment services and telephony service. Some of these competitors have greater financial, marketing and other resources than we do.

        Some cable television operators have large, established customer bases and many cable operators have significant investments in, and access to, programming. According to the National Cable & Telecommunications Association's 2008 Industry Overview, 96% of the 128.6 million U.S. housing units are passed by cable. Of the 128.6 million U.S. housing units, approximately 97.6 million subscribe to an MVPD service and approximately 62% of MVPD subscribers receive their programming from a cable operator. Cable television operators have advantages relative to us, including or as a result of:

  •
  being the incumbent MVPD operator with an established subscriber base in the territories in which we compete;

  •
  bundling their video service with efficient two-way high-speed Internet access or telephone service on upgraded cable systems;

  •
  having the ability to provide certain local and other programming, including HD programming, in geographic areas where we do not currently provide local or local HD programming; and

  •
  having legacy arrangements for exclusivity in certain multiple dwelling units and planned communities.

        In addition, cable television operators have grown their subscriber bases through mergers and acquisitions, and a recent federal appeals court decision invalidating the cap on the number of subscribers a single cable operator may allow them additional avenues for growth. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, telcos, broadband service providers and others may result in providers capable of offering bundled television, data and telecommunications services in competition with our services.

        We do not currently offer local channel coverage to markets covering approximately five percent of U.S. television households, which places us at a competitive disadvantage in those markets. We also have been unable to secure certain international programming, due to exclusive arrangements of programming providers with certain competitors, which has constrained our ability to compete for subscribers who wish to obtain such programming. And as discussed below, certain cable-affiliated programmers have withheld their programming from us in certain markets, which has further constrained our ability to compete for subscribers in those markets.

        In the United States, various telcos and broadband service providers have deployed fiber optic lines directly to customers' homes or neighborhoods to deliver video services, which compete with the DIRECTV service. It is uncertain whether we will be able to increase our satellite capacity, offer a significant level of new services in existing markets in which we compete or expand to additional markets as may be necessary to compete effectively. Some of these various telcos and broadband service providers also sell the DIRECTV service as part of a bundle with their voice and data services. A new broadly-deployed network with the capability of providing video, voice and data services could present a significant competitive challenge and, in the case of the telcos currently selling the DIRECTV service, could result in such companies focusing less effort and resources selling the DIRECTV service or declining to sell it at all. We may be unable to develop other distribution methods to make up for lost sales through the telcos.

        As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television or other MVPD operators in the future.

Emerging digital media competition could materially adversely affect us.

        Our business is focused on television, and we face emerging competition from other providers of digital media, some of which have greater financial, marketing and other resources than we do. In particular, programming offered over the Internet has become more prevalent as broadband networks have improved their speed and quality of service. Significant changes in consumer behavior with regard to the means by which they obtain video entertainment and information in response to this emerging digital media competition could materially adversely affect our revenues and earnings or otherwise disrupt our business.

We depend on others to produce programming and programming costs are increasing.

        We depend on third parties to provide us with almost all of our programming services, including third parties who are our affiliates and third parties controlled by competitors. As discussed below, a limited number of cable-affiliated programmers have in the past denied us access to their programming. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and deliver it to our subscribers at competitive prices. Our programming agreements generally have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms, or at all, or these agreements may be canceled prior to expiration of their original terms. If we are unable to renew any of these agreements or the other parties cancel the agreements, we may not be able to obtain substitute programming, or if we are able to obtain such substitute programming, it may not be comparable in quality or cost to our existing programming.

        In addition, many of our programming agreements are long term agreements and contain fixed annual price increases. When offering new programming, or upon expiration of existing contracts, programming suppliers have historically increased the rates they charge us for programming, increasing our costs. We expect this practice to continue. Increases in programming costs could cause us to increase the rates that we charge our subscribers, which could in turn, especially in a difficult economic environment, cause subscribers to terminate their subscriptions or potential new subscribers to refrain from subscribing to our service. Furthermore, due to the economy and other factors, we may be unable to pass programming cost increases on to our subscribers, which could have a material adverse effect on our earnings or cash flow.

Increased subscriber churn or subscriber upgrade and retention costs could materially adversely affect our financial performance.

        Turnover of subscribers in the form of subscriber service cancellations, or churn, has a significant financial impact on the results of operations of any subscription television provider, including us, as does the cost of upgrading and retaining subscribers. Any increase in our upgrade and retention costs for our existing subscribers may adversely affect our financial performance or cause us to increase our subscription rates, which could increase churn. Churn may also increase due to factors beyond our control, including churn by subscribers who are unable to pay their monthly subscription fees, a slowing economy, significant signal theft, consumer fraud, a maturing subscriber base and competitive offers. Any of the risks described in this prospectus or in documents incorporated by reference into this prospectus that could potentially have a material adverse impact on our cost or service quality or that could result in higher prices for our subscribers could also, in turn, cause an increase in churn and consequently have a material adverse effect on our earnings and financial performance.

Our subscriber acquisition costs could materially increase.

        We incur costs relating to subscribers acquired by us and subscribers acquired through third parties. These costs are known as subscriber acquisition costs. For instance, we provide installation incentives to our retailers to enable them to offer standard professional installation as part of the subscriber's purchase or lease of a DIRECTV System. In addition, we pay commissions to retailers for their efforts in offering a DIRECTV System at a lower cost to consumers. Our subscriber acquisition costs may materially increase to the extent we continue or expand current sales promotion activities or introduce other more aggressive promotions, or due to increased competition. Any material increase in subscriber acquisition costs from current levels would negatively impact our earnings and could materially adversely affect our financial performance.

Results are impacted by the effect of, and changes in, United States economic conditions and weakening economic conditions may reduce subscriber spending and our rate of growth of subscriber additions and may increase subscriber churn.

        Our business may be affected by factors in the United States that are beyond our control, such as downturns in economic activity, or in the MVPD industry. Factors such as interest rates and the health of the housing market may impact our business. A substantial portion of our revenues comes from residential customers whose spending patterns may be affected by prevailing economic conditions. Our market share in multiple dwelling units such as apartment buildings is lower than that of many of our competitors. If unemployment and foreclosures of single family residences increase, our earnings and financial performance could be negatively affected more than those of our competitors. In addition, if our customers seek alternative means to obtain video entertainment, they may choose to purchase fewer services from us. Due to the economic and competitive environment, we may need to spend more to acquire and retain customers who in turn spend less on our services. If our ARPU decreases, our margins could become compressed and the long term value of a customer would then decrease. The weak economy may affect our net subscriber additions and reduce subscriber spending and, if these economic conditions continue or deteriorate further, our subscriber growth could decline and our churn rate could increase which would have a material adverse effect on our earnings and financial performance.

Our ability to keep pace with technological developments is uncertain.

        In the video industry, changes occur rapidly as new technologies are developed, which could cause our services and products that deliver our services to become obsolete. We may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our investments fail to achieve acceptance in the marketplace or our technology does not work and requires significant cost to replace or fix, we could suffer a material adverse effect on our future competitive position, which could cause a reduction in our revenues and earnings. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after incurring substantial costs, one or more of the technologies under development by us or any of our strategic partners could become obsolete prior to its introduction.

        In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for the services of these employees has been vigorous. We cannot assure you that we will be able to continue to attract and retain these employees.

        To access technologies and provide products that are necessary for us to remain competitive, particularly in the area of broadband services, we may make future acquisitions and investments and may enter into strategic partnerships with other companies. Such investments may require a commitment of significant capital and human and other resources. The value of such acquisitions, investments and partnerships and the technology accessed may be highly speculative. Arrangements with third parties can lead to contractual and other disputes and dependence on the development and delivery of necessary technology on third parties that we may not be able to control or influence. These relationships may commit us to technologies that are rendered obsolete by other developments or preclude the pursuit of other technologies which may prove to be superior.

        New technologies could also create new competitors for us. Entities such as telcos are supporting digital video delivery over existing telephone lines and building out fiber optic lines to enhance their capabilities to deliver programming services. Satellite operators such as EchoStar Corporation have begun offering turn-key packages of digital programming on a wholesale basis for distribution by rural telcos. In addition, video services offered over the Internet have become more prevalent as broadband networks have improved their speed and quality of service. We may not be able to compete successfully with new entrants in the market for video services.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe patents and proprietary rights of others.

        Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer in the future. In general, if a court determines that one or more of our services or the products used to transmit or receive our services infringes on intellectual property owned by others, we and the applicable manufacturers or vendors may be required to cease developing or marketing those services and products, to obtain licenses from the owners of the intellectual property or to redesign those services and products in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us or the applicable manufacturers to use its intellectual property at any price, which could materially adversely affect our competitive position.

        We may not be aware of all intellectual property rights that our services or the products used to transmit or receive our services may potentially infringe. In addition, patent applications in the United States are generally confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which our services or the products used to transmit or receive our services may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.

        We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our operating results. We are currently being sued in patent infringement actions related to use of technologies in our DTH business. There can be no assurance that the courts will conclude that our services or the products used to transmit or receive our services do not infringe on the rights of third parties, that we or the manufacturers would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we or the manufacturers would be able to redesign our services or the products used to transmit or receive our services to avoid infringement. The final disposition of these claims is not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations for any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position. See "Legal Proceedings—Intellectual Property Litigation" in Part II, Item 1 of the Second Quarter Form 10-Q incorporated by reference herein.

We rely on key personnel.

        We believe that our future success will depend to a significant extent upon the performance of certain of our key executives. The loss of certain of our key executives could have a material adverse effect on our business, financial condition and results of operations.

Construction or launch delays on satellites could materially adversely affect our revenues and earnings.

        A key component of our business strategy is our ability to expand our offering of new programming and services, including increased local and HD programming. In order to accomplish this goal, we need to construct and launch new satellites. The construction and launch of satellites are often subject to delays, including satellite and launch vehicle construction delays, periodic unavailability of reliable launch opportunities due to competition for launch slots, weather and also due to general delays that result when a launch provider experiences a launch failure, and delays in obtaining regulatory approvals. A significant delay in the future delivery of any satellite would materially adversely affect the use of the satellite and thus could materially adversely affect our anticipated revenues and earnings. If satellite construction schedules are not met, there can be no assurance that a launch opportunity will be available at the time a satellite is ready to be launched. Certain delays in satellite construction could also jeopardize a satellite authorization that is conditioned on timely construction and launch of the satellite.

Our satellites are subject to significant launch and operational risks.

        Satellites are subject to significant operational risks relating to launch and while in orbit. Launch and operational risks include launch failure, incorrect orbital placement or improper commercial operation. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 36 months, and obtain other launch opportunities. We estimate the overall historical loss rate for all launches of commercial satellites in the last seven years to be approximately 5% but it may be higher. Any significant delays or failures in successfully launching and deploying our satellites could materially adversely affect our ability to generate revenues. While we have traditionally purchased insurance covering the launch and, in limited cases, operation of our satellites, such policies typically cover the loss of the satellite itself or a portion thereof, and not the business interruption or other associated direct and indirect costs. For example, we purchased launch insurance covering a portion of our DIRECTV 12 satellite, which we launched at the end of 2009, and launch vehicle costs in the event of a total loss of the satellite prior to separation from the launch vehicle, but did not purchase in-orbit insurance for it.

        In-orbit risks include malfunctions, commonly referred to as anomalies, and collisions with meteoroids, other spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment. We work closely with our satellite manufacturers to determine and eliminate the potential causes of anomalies in new satellites and provide for redundancies of critical components in the satellites as well as having backup satellite capacity. However, we cannot assure you that we will not experience anomalies in the future, nor can we assure you that our backup satellite capacity will be sufficient for our business purposes.

Any single anomaly or series of anomalies could materially adversely affect our operations and revenues and our relationships with our subscribers, as well as our ability to attract new subscribers for our services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup satellites and potentially reducing revenues if service is interrupted. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are currently covered by existing insurance policies, others are not now covered or may not be covered in the future.

        Our ability to earn revenue also depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful life of a satellite, including, among other things:

  •
  the design;

  •
  the quality of its construction;

  •
  the durability of its component parts;

  •
  the launch vehicle's insertion of the satellite into orbit;

  •
  any required movement, temporary or permanent, of the satellite;

  •
  the ability to continue to maintain proper orbit and control over the satellite's functions; and

  •
  the remaining on-board fuel following orbit insertion.

        Generally, the minimum design life of the satellites in our fleet is between 12 and 16 years. The actual useful lives of the satellites may be shorter or longer, in some cases significantly. Our operating results could be adversely affected if the useful life of any of our satellites were significantly shorter than 12 years from the date of launch.

        In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. In the event of a complete satellite failure, our services provided via that satellite could be unavailable for several days or longer while backup in-orbit satellites are repositioned and services are moved. We are not insured for any resultant lost revenues. The use of backup satellite capacity for our programming may require us to discontinue some programming services due to potentially reduced capacity on the backup satellite. Any relocation of our satellites would require prior Federal Communications Commission (the "FCC") approval and, among other things, a demonstration to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. Such FCC approval may not be obtained. We believe we have or will have in 2010, in-orbit satellite capacity to expeditiously recover transmission of most our programming in the event one of our in-orbit satellites fails. However, programming continuity cannot be assured in the event of multiple satellite losses.

The cost of commercial insurance coverage on our satellites or the loss of a satellite that is not insured could materially adversely affect our earnings.

        We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. When insurance is obtained, it generally covers all or a portion of the unamortized book value of covered satellites. Although the insurance does not compensate for business interruption or loss of future revenues or subscribers, we rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact that a satellite failure may have on our ability to provide service.

        The price, terms and availability of insurance fluctuate significantly. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and satellite health-related policy exclusions.

        Any launch vehicle failure, or loss or destruction of any of our satellites, even if insured, could have a material adverse effect on our financial condition and results of operations, our ability to comply with FCC regulatory obligations and our ability to fund the construction or acquisition of replacement satellites in a timely fashion, or at all. At June 30, 2010, the net book value of in-orbit satellites was $1,822 million, none of which was insured.

We depend on the Communications Act for access to cable-affiliated programming and changes impacting that access could materially adversely affect us.

        We purchase a substantial percentage of our programming from programmers that are affiliated with cable system operators, including key regional sports networks, or RSNs. Currently, under certain provisions of the Communications Act governing access to programming, cable-affiliated programmers generally must sell and deliver their programming services to all MVPDs on non-discriminatory terms and conditions. The Communications Act and the FCC rules also prohibit certain types of exclusive programming contracts involving programming from cable-affiliated programmers.

        Any change in the Communications Act or the FCC's rules that would permit programmers that are affiliated with cable system operators to refuse to provide such programming or to impose discriminatory terms or conditions could materially adversely affect our ability to acquire programming on a cost-effective basis, or at all. The Communications Act prohibitions on certain cable industry exclusive contracting practices with cable-affiliated programmers were extended by the FCC through October 2012, though it is currently considering proposals that could shorten the term of this extension if a cable operator could show that competition from new entrant MVPDs had reached a sufficient penetration level in the relevant marketing area.

        In addition, certain cable providers have denied us and other MVPDs access to a limited number of channels created by programmers with which the cable providers are affiliated. In other cases, such programmers have denied MVPDs high definition feeds of such programming. The cable providers have asserted that they are not required to provide such programming (or resolution) due to the manner in which that programming is distributed, which they argue is not covered by the program access provisions of the Communications Act. The FCC recently adopted new rules under which such programming would also be subject to certain non-exclusivity and non-discrimination requirements. These rules have been challenged in court, however. In addition, they will require a further evidentiary showing by an MVPD seeking access to such programming. If these new rules are successfully challenged in court or we cannot make the required evidentiary showing, we may continue to be precluded from obtaining such programming, which in turn could materially adversely affect our ability to compete in regions serviced by those cable providers. Although the FCC also addressed some of these issues in a limited fashion by placing access conditions on certain regional sports networks affiliated with Time Warner Cable, Inc. and Comcast Corporation, it is not clear that we will be able to assure continued access to this programming on fair and nondiscriminatory terms.

        DIRECTV itself is subject to similar restrictions with respect to certain programmers affiliated with us. The FCC imposed a number of conditions on its approval of Liberty Media's acquisition of News Corporation's interest in DIRECTV in 2007 which continues to apply even after the consummation of the Share Exchange Agreement with the Malones. Among other things, those conditions require DIRECTV to offer national and regional programming services it controls to all MVPDs on non-exclusive and non-discriminatory terms and conditions, and prohibits DIRECTV from entering into exclusive arrangements with affiliated programmers or unduly influencing such programmers in their dealings with other MVPDs. The conditions also require DIRECTV to engage in "baseball style" arbitration if elected by an MVPD where the parties cannot agree on terms and conditions for carriage of RSN programming owned, managed or controlled by DIRECTV. This condition continues to apply to the three RSNs DIRECTV acquired from Liberty Media in 2009.

Changes to and implementation of statutory copyright license requirements may negatively affect our ability to deliver local and distant broadcast stations, as well as other aspects of our business.

        We carry the signals of distant broadcast stations pursuant to statutory copyright licenses contained in the Satellite Home Viewer Improvement Act, or SHVIA and its successors, including most recently the Satellite Television Extension and Localism Act of 2010 (STELA). Prior to passage of STELA, Congress had allowed the prior legislation to lapse for two days. However, the Chairmen and Ranking Members of the House and Senate Judiciary Committees, which have jurisdiction over such copyright provisions, issued a letter dated February 26, 2010, urging all parties to maintain the status quo in order to avoid disruptions to viewers, and stating their intention to include a "look back" provision in any reauthorization legislation to ensure that parties whose conduct was permitted under the law and regulation in effect immediately prior to expiration are held harmless. Congress included a look back provision in STELA, but copyright holders could nonetheless dispute the validity of that provision, potentially subjecting us to substantial liability, including fines, monetary damages and injunctions, for retransmissions during the two days the license had lapsed. Changes incorporated in STELA, as well as the FCC's interpretation, implementation and enforcement of these provisions and judicial decisions interpreting and enforcing these laws, could hamper our ability to retransmit distant network and superstation signals, reduce the number of our existing or future subscribers that can qualify for receipt of these signals, impose costs on us in connection with the process of complying with the rules, or subject us to fines, monetary damages or injunctions.

        STELA, related laws, and FCC implementing rules also govern our provision of local broadcast signals. STELA itself directed a number of federal agencies and bodies to conduct proceedings to evaluate the possibility of significant changes to these laws. Such changes could limit our ability to deliver local broadcast signals. More generally, we have limited capacity, and the projected number of markets in which we can deliver local broadcast programming will continue to be constrained because of the statutory "carry-one, carry-all" requirement and may be reduced depending on changes to that requirement, the FCC's interpretation of its rules in pending and future rulemaking and complaint proceedings, as well as judicial decisions interpreting must carry requirements. We may not be able to comply with these must carry rules, or compliance may mean that we are not able to use capacity that could otherwise be used for new or additional local or national programming services. In addition, the FCC has issued an increasing obligation for carriage of local digital broadcast transmissions in HD format. We may be unable to comply with this requirement in markets where we currently carry such signals without ceasing HD local service entirely in some markets, and would be precluded from launching additional markets currently planned.

        In addition, the FCC has adopted rules requiring us to negotiate in good faith with broadcast stations seeking carriage outside of the mandatory carriage regime described elsewhere. The rules for "retransmission consent" negotiations, which are similar to those that have applied to broadcast stations for years, require us to comply with certain indicia of good faith negotiation, as well as to demonstrate good faith under a "totality of the circumstances" test. Failure to comply with these rules could subject us to administrative sanctions and other penalties. Moreover, the FCC is considering changes to these and other rules related to retransmission consent, some of which could make negotiations more difficult, increase fees charged by broadcasters for carriage, or result in the increased withholding of broadcast signals.

Satellite programming signals have been stolen and may be stolen in the future, which could result in lost revenues and would cause us to incur incremental operating costs that do not result in subscriber acquisition.

        The delivery of subscription programming requires the use of conditional access technology to limit access to programming to only those who subscribe and are authorized to view it. The conditional access system uses, among other things, encryption technology to protect the transmitted signal from unauthorized access. It is illegal to create, sell or otherwise distribute software or devices to circumvent that conditional access technology. However, theft of cable and satellite programming has been widely reported, and the access cards used in our conditional access system have been compromised in the past and could be compromised in the future.

        We have undertaken various initiatives with respect to our conditional access system to further enhance the security of the DIRECTV signal. To help combat signal theft, we provide our subscribers with more advanced access cards that we believe significantly enhance the security of our signal. Currently, we believe these access cards have not been compromised. However, we cannot guarantee that those advanced access cards will prevent the theft of our satellite programming signals in the future. Furthermore, there can be no assurance that we will succeed in developing the technology we need to effectively restrict or eliminate signal theft. If our current access cards are compromised, our revenue and our ability to contract for video and audio services provided by programmers could be materially adversely affected. In addition, our operating costs could increase if we attempt to implement additional measures to combat signal theft.

The ability to maintain FCC licenses and other regulatory approvals is critical to our business.

        If we do not obtain all requisite U.S. regulatory approvals for the construction, launch and operation of any of our existing or future satellites for the use of frequencies at the orbital locations planned for these satellites or for the provision of service, or the licenses obtained impose operational restrictions on us, our ability to generate revenue and profits could be materially adversely affected. In addition, under certain circumstances, existing licenses are subject to revocation or modification and upon expiration, renewal may not be granted. If existing licenses are not renewed, or are revoked or materially modified, our ability to generate revenue could be materially adversely affected.

        In certain cases, satellite system operators are obligated by governmental regulation and procedures of the International Telecommunications Union to coordinate the operation of their systems with other users of the radio spectrum in order to avoid causing interference to those other users. Coordination may require a satellite system operator to reduce power, avoid operating on certain frequencies, relocate its satellite to another orbital location and/or otherwise modify planned or existing operations. For example, the FCC has conditionally granted Spectrum Five authority to provide direct broadcast satellite service using frequencies assigned to it by the Government of the Netherlands from an orbital slot located halfway between slots at which we currently operate. Other operators have filed similar requests. We believe this closer proximity, if ultimately implemented, would significantly increase the risk of interference which could adversely affect the quality of service provided to our subscribers. We may not be able to successfully coordinate our satellites to the extent we are required to do so, and any modifications we make in the course of coordination, or any inability to successfully coordinate, may materially adversely affect our ability to generate revenue. In addition, the FCC is currently conducting a rulemaking proceeding to consider, among other things, the adoption of operating parameters under which such "tweener" systems would be automatically deemed coordinated.

        Other regulatory risks include, among others:

  •
  the relocation of satellites to different orbital locations if the FCC determines that relocation is in the public interest;

  •
  the denial by the FCC of an application to replace an existing satellite with a new satellite, or to operate a satellite beyond the term of its current authorization, or to operate an earth station to communicate with such satellite;

  •
  the loss of authorizations to operate satellites on certain frequencies at certain locations if we do not construct, launch and operate satellites for those locations by certain dates; and

  •
  the authorization by the United States or foreign governments of the use of frequencies by third party satellite or terrestrial facilities that have the potential to interfere with communication to or from our satellites, which could interfere with our contractual obligations or services to subscribers or other business operations.

        All of our FCC satellite authorizations are subject to conditions imposed by the FCC in addition to the FCC's general authority to modify, cancel or revoke those authorizations. Use of FCC licenses and other authorizations are often subject to conditions, including technical requirements and implementation deadlines. Failure to comply with such requirements, or comply in a timely manner, could lead to the loss of authorizations and could have a material adverse effect on our ability to generate revenue. For example, loss of an authorization could potentially reduce the amount of programming and other services available to our subscribers. The materiality of such a loss of authorization would vary based upon, among other things, the orbital location at which the frequencies may be used.

        Moreover, some of our authorizations and future applications may be subject to petitions and oppositions, and there can be no assurance that our authorizations will not be canceled, revoked or modified or that our applications will not be denied. Moreover, the FCC has adopted new rules for licensing satellites that may limit our ability to file applications and secure licenses in the future.

        Congress has continued to shape the scope of the FCC's regulatory authority and enact legislation that affects our business. In addition, FCC proceedings to implement legislation and enact additional regulations are ongoing. The outcomes of these legislative or regulatory proceedings or their effect on our business cannot be predicted.

We control a substantial portion of interaction with our customers and we may not be as efficient or effective as our outsourced providers resulting in higher costs.

        We have a number of insourced call centers and installation service providers to handle customer service calls, installations and repairs. We may not be as efficient or effective as our outsourced providers resulting in higher costs. Also, there is a risk that our customer satisfaction could be impacted, which may lead to higher subscriber churn and an inability to attract new subscribers. In addition, our outsourced providers could encounter financial difficulties, which may disrupt our ability to make installation service calls or to provide a level of customer service we expect, and which also may lead to higher subscriber churn and an inability to attract new subscribers.

We face risks arising from possible union legislation in the United States.

        There is a possibility that the proposed Employee Free Choice Act, or EFCA, or a version thereof may be enacted. The EFCA, also referred to as the "card check" bill, if passed could significantly change the nature of labor relations in the United States, specifically, how union elections and contract negotiations are conducted. With respect to our owned and operated home service provider installation business, it would be easier for unions to win elections and we could face arbitrator-imposed labor scheduling, costs and standards. Therefore, the EFCA could impose more labor relations requirements and union activity on our business, thereby potentially increasing our costs, and could have a material adverse effect on our overall competitive position. Currently, neither we nor most of our outsourced home service provider installation vendors have any unions.

We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if parts of the Liberty Transaction or Liberty's 2008 Transaction with News Corporation are treated as a taxable transaction.

        Despite obtaining a private letter ruling from the Internal Revenue Service (the "IRS") and an opinion of legal counsel to the effect that parts of the Liberty Transaction qualified as a tax-free distribution for U.S. federal income tax purposes, the continuing validity of such ruling and opinion is subject to the accuracy of factual representations and certain assumptions. Any inaccuracy in such representations could invalidate the ruling, and failure to comply with any undertakings made in connection with such tax opinion could alter the conclusions reached in such opinion. Even if parts of the Liberty Transaction otherwise qualify for tax-free treatment, it would result in a significant U.S. federal income tax liability to Liberty Media if one or more persons acquire a 50% or greater interest in the DIRECTV common stock as part of a plan or series of related transactions that includes the Liberty Transaction. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Liberty Media or DIRECTV might inadvertently cause or permit a prohibited change in the ownership of DIRECTV to occur, thereby triggering a tax liability to Liberty Media.

        In addition, Liberty Media entered into a tax matters agreement with News Corporation in connection with its 2008 transaction with News Corporation, pursuant to which Liberty Media agreed, among other things, to indemnify News Corporation and certain related persons for taxes resulting from actions taken by Liberty Media or its affiliates that cause such transaction (or related restructuring transactions) not to qualify as tax-free transactions. Liberty Media's indemnification obligations to News Corporation and certain related persons are not limited in amount or subject to any cap.

        Under a Tax Sharing Agreement between Liberty Media and our Parent, in certain circumstances DIRECTV is obligated to indemnify Liberty Media and certain related persons for any losses and taxes resulting from the failure of the Liberty Transaction to be tax-free transactions and from any losses resulting from Liberty Media's indemnity obligations to News Corporation under the tax matters agreement between News Corporation and Liberty Media. If DIRECTV is required to indemnify Liberty Media or certain related persons under the circumstances set forth in the Tax Sharing Agreement, we may be subject to substantial liabilities not limited in amount or subject to any cap. In such a circumstance, we may be required to make payments or dividends to satisfy such liabilities that could either breach covenants in our credit facilities and bond indentures or require additional or accelerated payments, which could materially adversely affect our financial position and short term operating results.

We may be required to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        We might be required to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the Liberty Transaction. In particular, we might be required to forgo certain transactions, including asset dispositions or other strategic transactions for some period of time following the Liberty Transaction so as not to trigger any liability under the tax indemnification obligations.

We face risks arising from the outcome of various legal proceedings.

        We are involved in various legal proceedings, including those arising in the ordinary course of business and those described under the caption "Legal Proceedings" in Part II, Item 1 of our Second Quarter Form 10-Q incorporated by reference herein. Such matters include investigations and legal actions by state attorneys general where regulators may seek monetary damages and may also seek to require or prohibit certain actions by us with regard to our current or potential customers. While we do not believe that any of these proceedings alone or in the aggregate will have a material effect on our consolidated financial position, an adverse outcome in one or more of these matters or the imposition of conditions by regulators on the conduct of our business could be material to our consolidated results of operations and cash flows for any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position.

We may face other risks described from time to time in periodic reports filed by us with the SEC.

        We urge you to consider the above risk factors carefully in evaluating forward- looking statements contained in this prospectus. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward- looking statements to reflect subsequent events or circumstances.

Risks related to the notes

We will have substantial indebtedness and depend upon the earnings of our subsidiaries to make payments on our indebtedness.

        As of June 30, 2010, after giving pro forma effect to this offering and the use of a portion of the proceeds therefrom to repay all of the outstanding borrowings under the Term Loan A and B portions of our senior secured credit facility, we, together with our subsidiaries, would have had approximately $10.5 billion of outstanding indebtedness. We are a holding company with limited assets other than the capital stock of our subsidiaries. Our ability to service our debt obligations is therefore dependent upon the earnings of our subsidiaries and our receipt of funds from our subsidiaries in the form of loans, dividends or other payments. We do not have, and may not in the future have, any assets other than our ownership interests in our subsidiaries, limited programming assets and the intellectual property license from DIRECTV Group. Our subsidiaries' ability to make any payments to us will depend on their capacity to incur additional indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. For example, under Delaware law, our subsidiaries may not make distributions or pay dividends to us if, after giving effect to those distributions or dividends, the liabilities of any such subsidiary would exceed the fair value of its assets. Although our domestic subsidiaries will guarantee the notes, we cannot predict what the value of our subsidiaries' assets or the amount of their liabilities will be in the future and whether these values or amounts will permit the payment of distributions or dividends to us. Future borrowings by our domestic subsidiaries may contain restrictions or prohibitions on the payment of distributions and dividends by those subsidiaries to us. DIRECTV and DIRECTV Group and their subsidiaries other than the co-issuers and the guarantors are not obligors or guarantors of the notes. Accordingly, we cannot assure you that we will be able to pay our principal and interest obligations on the notes in a timely manner or at all.

Restrictive covenants in the documents governing our indebtedness may limit our ability to undertake certain types of transactions.

        As a result of various restrictive covenants in the indentures governing our Existing Notes and the credit agreement governing our existing senior secured credit facility, our financial flexibility is restricted in a number of ways. The indentures governing our Existing Notes currently subject us and our restricted subsidiaries to significant financial and other restrictive covenants, including restrictions on our ability to place liens upon assets, consummate certain asset sales, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

        Our existing senior secured credit facility requires us to meet certain financial ratios and tests on an ongoing basis that may require us to take action and reduce debt or act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our existing senior secured credit facility and the indentures. If an event of default under our existing senior secured credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes.

        Notwithstanding the restrictions described above, the terms of our existing senior secured credit facility and indentures (including the indenture governing the notes) currently give us substantial flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes. For instance, the terms of our existing senior secured credit facility, the indentures for the Existing Notes and the indenture for the notes offered hereby allow us to incur substantial additional indebtedness and make significant restricted payments.

There are no financial covenants in the indenture.

        Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture governing the notes. While the indenture governing the notes contains certain restrictions on our ability to incur additional secured indebtedness, these restrictions are subject to various exceptions and secured indebtedness incurred pursuant to such exceptions may be substantial. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities.

The notes will be effectively subordinated to our secured debt.

        The notes will be our unsecured obligations and will be effectively subordinated to our existing and future secured debt, including obligations under our existing senior secured credit facility, to the extent of the value of the assets securing that debt. As of June 30, 2010, after giving pro forma effect to this offering and the use of a portion of the proceeds therefrom to repay all of the outstanding borrowings under the Term Loan A and B portions of our senior secured credit facility, we, together with our subsidiaries, would have had no senior secured indebtedness outstanding, excluding $500 million of additional borrowing capacity under our revolving credit facility. The effect of this subordination is that if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any debt under our existing senior secured credit facility or other secured debt, our assets and those of our subsidiary guarantors that secure debt will be available to pay obligations on the notes only after all debt under our existing senior secured credit facility or other secured debt has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See "Description of notes" and "Description of other indebtedness—Senior secured credit facility."

We may be unable to repurchase the notes upon a change of control triggering event.

        There is no sinking fund with respect to the notes, and the entire outstanding principal amount of the notes will become due and payable at maturity. If we experience a change of control triggering event, you may require us to repurchase all or a portion of your notes prior to maturity. See "Description of notes—Change of control and rating decline." We cannot assure you that we will have enough funds to pay our obligations under the notes upon a change of control triggering event. In addition, our existing senior secured credit facility will prohibit such a repayment and any of our future debt agreements may prohibit our repayment of the notes in that event. Accordingly, we may be unable to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our existing senior secured credit facility or any future senior indebtedness.

A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors.

        Our obligations under the notes will initially be guaranteed jointly and severally by certain of our domestic subsidiaries. It is possible that the creditors of the guarantors may challenge the guarantees as a fraudulent conveyance under relevant federal and state statutes. Although standards may vary depending on the applicable law, generally under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, the guarantor either:

  •
  was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital;

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment remained unsatisfied; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

and that guarantor:

  •
  received less than the reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

  •
  incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors;

then, there is a risk that the guarantee of that guarantor could be voided by a court, or claims by holders of the notes under the guarantee could be subordinated to other debts of that guarantor. In addition, any payment by the guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

  •
  the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Although each guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law, this provision may not be effective to protect the guarantees from being voided under the fraudulent transfer laws described above. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees. In addition, the assets of DIRECTV and DIRECTV Group will not be available to satisfy the obligations under the Notes.

The notes will cease to be guaranteed if our domestic subsidiaries are released from guaranteeing our senior secured credit facility and our Existing Notes.

        The notes are guaranteed by certain of our domestic subsidiaries only to the extent that such domestic subsidiaries also guarantee our senior secured credit facility or our Existing Notes. In the event that our domestic subsidiaries no longer guarantee our senior secured credit facility and our Existing Notes as a result of a refinancing or our repayment of such indebtedness, the notes will cease to be guaranteed and holders will then only have a direct claim against DIRECTV Holdings, Inc. and DIRECTV Financing Co., Inc. for amounts owed to them under the notes. If the notes cease to be guaranteed by our domestic subsidiaries, the notes will be structurally subordinated to the indebtedness and other liabilities of our domestic subsidiaries. In that case, any right that DIRECTV Holdings, Inc. and DIRECTV Financing Co., Inc., if any, have to receive any assets of any of our domestic subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

DIRECTV may have interests that conflict with those of the noteholders.

        We are a wholly-owned subsidiary of DIRECTV Group which in turn is a wholly-owned subsidiary of DIRECTV. Neither company is an obligor or guarantor of the notes. As our Parent, DIRECTV controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions, including a change of control. The interests of DIRECTV as equity holder may differ from your interests as a holder of the notes. For example, our controlling equity holder may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though those transactions might involve risks to you as holders of the notes.

Use of proceeds

        We expect that the net proceeds of this offering will be approximately $2,962 million, after deducting commissions to the underwriters and expenses of this offering. The net proceeds of this offering will be used for general corporate purposes, which may include the repayment of all of the outstanding borrowings under the Term Loan A and B portions of our senior secured credit facility, a distribution to our Parent for DIRECTV's share repurchase plan and other corporate purposes. For a description of the terms of the Term Loan A and B portion of our senior secured credit facility, including interest rate and maturity, see "Description of other indebtedness—Senior secured credit facility." Affiliates of certain of the underwriters are lenders of under our senior secured credit facility and will receive a portion of the net proceeds from this offering.

 Capitalization

        The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2010 (i) on an actual basis and (ii) as adjusted to give effect to this offering and the use of proceeds therefrom as described under "The offering."

	As of June 30, 2010
(Dollars in millions)	Actual	As adjusted(1)
Cash and cash equivalents	$804	$2,546

Long-term debt, including current portion:
Senior secured credit facility(2)	$1,220	$—
4.750% senior notes due 2014	998	998
6.375% senior notes due 2015	1,002	1,002
3.550% senior notes due 2015	1,199	1,199
7.625% senior notes due 2016	1,500	1,500
5.875% senior notes due 2019	993	993
5.200% senior notes due 2020	1,298	1,298
6.350% senior notes due 2040	499	499
3.125% senior notes due 2016 offered hereby	—	750
4.600% senior notes due 2021 offered hereby(3)	—	999
6.000% senior notes due 2040 offered hereby(4)	—	1,233

Total long-term debt, including current portion	8,709	10,471
Total owner's deficit	(1,594)	(1,601)

Total capitalization	$7,115	$8,870

(1)
As adjusted amounts as of June 30, 2010 do not include cash provided by operations since June 30, 2010.

(2)
Excluding $500 million of additional borrowing capacity under our revolving credit facility.

(3)
As adjusted amount shown net of original issue discount of $1 million.

(4)
As adjusted amount shown net of original issue discount of $17 million.

Description of other indebtedness

Senior secured credit facility

        On April 13, 2005, we entered into a $2,500.0 million senior secured credit facility with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other agents and lenders named therein. The senior secured credit facility consists of the following:

  •
  a Term Loan A facility in an aggregate principal amount of $500.0 million;

  •
  a Term Loan B facility in an aggregate principal amount of $1,500.0 million; and

  •
  a revolving loan facility in an aggregate principal amount of up to $500.0 million.

        The Term Loan A was fully drawn on the closing date of the senior secured credit facility, and matures on April 13, 2011. The Term Loan B was fully drawn on the closing date of the senior secured credit facility, and matures on April 13, 2013. We used the proceeds associated with the 2015 Notes, described below, to repay $500 million of the Term Loan B on June 15, 2005.

        In May 2008, we amended our senior secured credit facility to include a new $1,000 million Term Loan C, which was issued at a 1% discount, resulting in $990 million of proceeds. We used the proceeds associated with the 3.550% 2015 Notes, the 2020 Notes and the 2040 Notes, described below, to repay all of the Term Loan C on March 11, 2010.

        The revolving loan facility includes a letter of credit subfacility, and matures on April 13, 2011. As of June 30, 2010, we had the ability to borrow up to $500 million under our existing credit facility. Proceeds of the revolving loan facility could be used to fund our working capital and for general corporate purposes.

        Subject to certain exceptions, the senior secured credit facility requires mandatory prepayments with the proceeds from (i) asset sales, (ii) issuances of equity (subject to a total leverage ratio test), (iii) annual excess cash flow (subject to a total leverage ratio and a senior secured debt rating test) and (iv) insurance and condemnation awards. In addition, the senior secured credit facility requires a mandatory prepayment of the outstanding Loan Obligations (as such term is defined in the senior secured credit facility) (a) on the date that is six months prior to the final maturity date of the notes or the Existing Notes, as applicable, if the notes or the Existing Notes are still outstanding on such date and (b) upon a Change of Control (as such term is defined in the senior secured credit facility). Voluntary prepayments of the senior secured credit facility are permitted at any time, subject to certain notice requirements and the payment of certain losses and expenses suffered by the lenders as a result of the prepayment of Eurodollar loans prior to the end of the applicable interest period.

        Borrowings under the senior secured credit facility bear interest at a rate per annum based on applicable margins over the base rate or LIBOR. The applicable margins for the Term Loan A and the Revolving Loan vary based on our total leverage ratio. The applicable margins for the Term Loan B vary based on our senior secured debt rating. Currently, the applicable margin on the Term Loan B is 1.5% for LIBOR loans and the applicable margin on the Term Loan A and any outstanding revolving loans is 1.00% for LIBOR loans.

        Our obligations under the senior secured credit facility are unconditionally guaranteed, jointly and severally, by all of our direct and indirect material domestic subsidiaries. Our obligations and the obligations of our guarantors under the senior secured credit facility are secured by first priority liens on, subject to certain exceptions, (i) all stock and equity interests owned by us and the guarantors (limited in the case of foreign subsidiaries to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) substantially all of the other assets owned by us and the guarantors.

        The senior secured credit facility contains customary events of default and certain covenants, including, without limitation, restrictions on, subject to certain exceptions: (i) the incurrence of debt (subject to pro forma compliance with certain financial covenants); (ii) liens; (iii) the sale of assets;

(iv) voluntary prepayments of certain debt; (v) transactions with affiliates; (vi) dividends and other restricted payments; (vii) acquisitions (subject to pro forma compliance with certain financial covenants); (viii) investments; and (ix) various financial covenants.

        We may repay our Term Loan A and Term Loan B with a portion of the proceeds from this offering. See "Use of proceeds."

2015 Notes

        On June 15, 2005, we and DIRECTV Financing Co., Inc., issued $1,000.0 million in 2015 Notes. These notes bear interest at 6.375%. Principal on the 2015 Notes is payable upon maturity, while interest is payable semi-annually. The 2015 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of our material direct and indirect domestic subsidiaries (other than DIRECTV Financing) on a senior unsecured basis. The 2015 Notes contain covenants that restrict us, DIRECTV Financing and our restricted subsidiaries from, subject to certain exceptions: (i) making restricted payments; (ii) paying dividends and making other restricted payments affecting restricted subsidiaries; (iii) incurring indebtedness; (iv) consummating asset sale; (v) entering into transactions with affiliates; (vi) placing liens on our assets; and (vii) merging or consolidating with any other entity.

2016 Notes

        On May 14, 2008, we and DIRECTV Financing Co., Inc., issued $1,500.0 million in 2016 Notes. These notes bear interest at 7.625%. Principal on the 2016 Notes is payable upon maturity, while interest is payable semi-annually. The 2016 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of our material direct and indirect domestic subsidiaries (other than DIRECTV Financing) on a senior unsecured basis. The 2016 Notes contain covenants that restrict us, DIRECTV Financing and our restricted subsidiaries from, subject to certain exceptions: (i) making restricted payments; (ii) paying dividends and making other restricted payments affecting restricted subsidiaries; (iii) incurring indebtedness; (iv) consummating asset sale; (v) entering into transactions with affiliates; (vi) placing liens on our assets; and (vii) merging or consolidating with any other entity.

2014 and 2019 Notes

        On September 22, 2009, we and DIRECTV Financing Co., Inc., issued $1 billion in 2014 Notes and $1 billion in 2019 Notes. These notes bear interest at 4.750% and 5.875%, respectively. Principal on the 2014 Notes and 2019 Notes is payable upon maturity, while interest is payable semi-annually. The 2014 Notes and 2019 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of our material direct and indirect domestic subsidiaries (other than DIRECTV Financing) on a senior unsecured basis. The 2014 Notes and 2019 Notes contain covenants that restrict us, DIRECTV Financing and our restricted subsidiaries from, subject to certain exceptions: (i) placing liens on our assets; (ii) entering into sale and leaseback transactions; and (iii) merging, consolidating or selling substantially all of our assets.

3.550% 2015 Notes, 2020 and 2040 Notes

        On March 11, 2010, we and DIRECTV Financing Co., Inc., issued $1.2 billion in 3.550% 2015 Notes, $1.3 billion in 2020 Notes and $500 million in 2040 Notes. These notes bear interest at 3.550%, 5.200% and 6.350%, respectively. Principal on the 3.550% 2015 Notes, 2020 Notes and 2040 Notes is payable upon maturity, while interest is payable semi-annually. The 3.550% 2015 Notes, 2020 Notes and 2040 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of our material direct and indirect domestic subsidiaries (other than DIRECTV Financing) on a senior unsecured basis. The 3.550% 2015 Notes, 2020 Notes and 2040 Notes contain covenants that restrict us, DIRECTV Financing and our restricted subsidiaries from, subject to certain exceptions: (i) placing liens on our assets; (ii) entering into sale and leaseback transactions; and (iii) merging, consolidating or selling substantially all of our assets.

 Description of notes

        We will issue the 3.125% Senior Notes due 2016, 4.600% Senior Notes due 2021, and the 6.000% Senior Notes due 2040, under a base indenture supplemented by a supplemental indenture in each case, to be dated as of August 17, 2010, to which DIRECTV Holdings LLC ("DIRECTV Holdings"), DIRECTV Financing Co., Inc. ("DIRECTV Financing") (collectively, the "Indenture"), the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"), will be parties. Although these notes are being offered pursuant to a registration statement that includes Parent as a registrant, Parent is neither an obligor nor a guarantor of the notes being offered hereby. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and the notes because they, and not this description, will define your rights as a holder of the notes. Copies of the proposed forms of the indenture and the notes are available to you upon request.

        You can find the definitions of some of the capitalized terms used in this section under the subheading "Certain definitions." In this section of the prospectus supplement:

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  the terms the "Issuer," "DIRECTV Holdings," "we," "us," "our" or similar terms refer only to DIRECTV Holdings and not to our parent, DIRECTV Group, or DIRECTV or any of our subsidiaries;

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  references to the "Co-Issuer" shall mean DIRECTV Financing, and references to the "Issuers" shall mean the Issuer and the Co-Issuer together;

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  references to "Guarantors" shall mean our direct and indirect Subsidiaries that guarantee the notes; and

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  references to "Parent" shall mean our parent, DIRECTV, our indirect parent and a Delaware corporation, and their respective successors, in each case together with each direct or indirect Subsidiary of Parent that beneficially owns any of our Equity Interests.

        The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes should refer to the indenture and the Trust Indenture Act for a statement thereof.

Brief description of the notes and the guarantees

The notes

        The notes will be:

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  general unsecured obligations of the Issuers;

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  ranked equally in right of payment with all of the Issuers' existing and future senior debt, including the Existing Notes;

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  ranked senior in right of payment to all of the Issuers' future subordinated debt, if any;

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  ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are not Guarantors, (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor's Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the collateral securing such obligations, including our obligations under the Senior Secured Credit Facility; and

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  fully and unconditionally guaranteed by the Guarantors.

        Although the notes are titled "senior," we have not issued, and do not currently have any plans to issue, any indebtedness to which the notes would be senior.

        The notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000.

The guarantees

        The notes will be guaranteed by the Guarantors, which currently include all of our material direct and indirect Domestic Subsidiaries other than the Co-Issuer. The Guarantors are the same entities that currently guarantee the Senior Secured Credit Facility and the Existing Notes. The Guarantees will be:

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  general unsecured obligations of each Guarantor;

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  ranked equally in right of payment with all existing and future senior debt of such Guarantor, including such Guarantor's guarantee of the Existing Notes;

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  ranked senior in right of payment to all future subordinated debt of such Guarantor, if any; and

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  ranked effectively junior to secured obligations to the extent of the collateral securing such obligations, including the secured guarantees by the Guarantors of our obligations under the Senior Secured Credit Facility.

        Each Guarantor will jointly and severally guarantee the Issuers' obligations under the notes. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk factors—Risks related to the notes—A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors." Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

        Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See "—Certain covenants—Merger, consolidation or sale of assets."

        The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

          (1)   in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation);

          (2)   if such Guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

          (3)   if such Guarantor no longer guarantees or is otherwise obligated under the Senior Secured Credit Facility or the Existing Notes; or

          (3)   upon any Legal Defeasance of the indenture.

Principal, maturity and interest

        The 3.125% Senior Notes due 2016 (the "3.125% 2016 Notes") will be issued in an aggregate principal amount of $750.0 million. The 4.600% Senior Notes due 2021 (the "4.600% 2021 Notes") will be issued in an aggregate principal amount of $1.0 billion. The 6.000% Senior Notes due 2040 (the "6.000% 2040 Notes" and together with the 3.125% 2016 Notes, and the 4.600% 2021 Notes, the "notes") will be issued in an aggregate principal amount of $1.250 billion. The 3.125% 2016 Notes, the 4.600% 2021 Notes and the 6.000% 2040 Notes are each referred to herein as a "series" of notes.

Additional notes of any series or any new series may be issued under the indenture from time to time in an unlimited amount. Any additional notes may be part of the same series as the applicable series of notes offered hereby, in which case, such additional notes would vote on all matters with the notes of such series offered in this offering. The 3.125% 2016 Notes will mature on February 15, 2016. The 4.600% 2021 Notes will mature on February 15, 2021. The 6.000% 2040 Notes will mature on August 15, 2040.

        Interest on each series of notes will accrue at the applicable rate per annum set forth on the cover page of this prospectus supplement, and will be payable semiannually in cash on each February 15 and August 15, beginning February 15, 2011, to holders of record on the immediately preceding February 1 and August 1, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The notes will be payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

        Optional redemption

        At any time and from time to time we may redeem all or any portion of the notes of any series outstanding at a redemption price equal to the greater of:

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  100% of the aggregate principal amount of the notes to be redeemed, and

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  an amount equal to sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to: (i) the Treasury Rate plus 25 basis points in the case of the 3.125% 2016 Notes, (ii) the Treasury Rate plus 30 basis points in the case of the 4.600% 2021 Notes and (iii) the Treasury Rate plus 35 basis points in the case of the 6.000% 2040 Notes,

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  plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

        "Comparable Treasury Issue" means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of a note being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date for any note: (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee is given fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by us.

        "Reference Treasury Dealer" means four primary U.S. Government securities dealers to be selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for any note, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, at the time of computation, (1) the semi-annual equivalent yield to maturity of the United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

        In addition, we may redeem the 4.600% 2021 Notes and the 6.000% 2040 Notes at any time and from time to time on or after the date that is three months prior to the respective final maturity of such series of notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

Selection and notice

        If less than all of the notes of any series are to be redeemed at any time, selection of notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot; provided that no notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, so long as we do not default in the payment of the redemption price, interest will cease to accrue on notes or portions thereof called for redemption.

Change of control and rating decline

        Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a "Change of Control Offer") to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to each holder stating:

          (1)   that the Change of Control Offer is being made pursuant to the covenant entitled "Change of control and rating decline";

          (2)   the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

          (4)   that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

          (5)   that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such notes purchased;

          (6)   that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

          (7)   any other information material to such holder's decision to tender notes.

        We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes required in the event of a Change of Control Triggering Event. Due to the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the notes tendered upon a Change of Control Triggering Event. See "Risk factors—Risks related to the notes—We may be unable to purchase the notes upon a change of control triggering event." If we fail to repurchase all of the notes tendered for purchase upon a Change of Control Triggering Event, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the notes or offering to purchase the notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we are unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See "—Events of default."

        Except as described above with respect to a Change of Control Triggering Event, the indenture will not contain any provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Certain covenants

        Limitation on liens.    The indenture will provide that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, create or assume any Indebtedness for borrowed money that is secured by a Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

        Limitation on sale and leasebacks.    The indenture will provide that we will not, and will not permit any of our Subsidiaries to, enter into any arrangement with any person pursuant to which we or any of our Subsidiaries leases any property that has been or is to be sold or transferred by us or our Subsidiaries to such person (a "Sale and Leaseback Transaction"), except that a Sale and Leaseback Transaction is permitted if we or such Subsidiary would be entitled to secure the property to be leased by a Lien (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the "Attributable Debt").

        In addition, permitted Sale and Leaseback Transactions not subject to the limitation above and not included in calculating Attributable Debt for purposes of the provisions described in "—Limitation on liens" above include:

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  temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

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  leases between only us and a Subsidiary of ours or only between our Subsidiaries; and

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  leases of property executed by the time of, or within 18 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

        Limitation on activities of the co-issuer.    The indenture will provide that DIRECTV Financing may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Issuer or any Wholly Owned Subsidiary of the Issuer, the incurrence of Indebtedness as a co-obligor or guarantor of the notes, the Senior Secured Credit Facility and any other Indebtedness incurred by the Issuer. Neither the Issuer nor any Subsidiary of the Issuer shall engage in any transactions with DIRECTV Financing in violation of the immediately preceding sentence.

        Additional subsidiary guarantees.    If any of our Domestic Subsidiaries, including any Domestic Subsidiary that we or any of our Subsidiaries may organize, acquire or otherwise invest in after the date of the indenture that is not a Guarantor guarantees or becomes otherwise obligated under the Senior Secured Credit Facility or the Existing Notes, then such Domestic Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Subsidiary. Thereafter, such Domestic Subsidiary shall be a Guarantor for all purposes of the indenture; provided, however, that to the extent that a Domestic Subsidiary is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such Domestic Subsidiary from issuing a Guarantee, such Domestic Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt; provided, further, however, that any such Guarantee shall be released as provided under the last paragraph above under "—The guarantees."

        Merger, consolidation or sale of assets.    The indenture will provide that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

          (a)   we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        The indenture will provide that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

          (a)   the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consideration or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        Reports.    Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the indenture will provide that the Issuers will furnish to the holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of the Issuers; provided, however, that to the extent such reports are filed with the Commission and publicly available, no additional copies need be provided to holders of the notes. The Issuers will be deemed to have satisfied the requirements of this paragraph if (i) any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, (ii) such Parent does not have any material assets or liabilities other than direct or indirect interests in the Issuers, and (iii) the Issuers are not required to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by such Parent.

Events of default

        The indenture will provide that each of the following constitutes an Event of Default with respect to each series of notes:

          (a)   default for 30 days in the payment when due of interest on the notes of such series;

          (b)   default in payment when due of principal of or premium, if any, on the notes of such series at maturity, upon repurchase, redemption or otherwise;

          (c)   failure to comply with the provisions described under "—Change of control and rating decline" or "—Certain covenants—Merger, consolidation or sale of assets";

          (d)   default under any other provision of the indenture or the notes of such series, which default remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the notes of such series;

          (e)   there shall occur any (i) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Subsidiaries (or the payment of which is guaranteed by us and any of our Subsidiaries) other than the indebtedness evidenced by the Existing Notes, which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $100 million or more or (ii) "Event of Default" under and as defined in any indenture governing any of the Existing Notes (but only for so long as the Existing Notes issued thereunder remain outstanding and such "Event of Default" has not been cured or waived, in accordance with such indenture) whether or not any of the Existing Notes have been accelerated in accordance with the terms of the indentures governing the Existing Notes;

          (f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries) other than the indebtedness evidenced by the Existing Notes, which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (g)   failure by us and any of our Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $100 million or more, which judgments are not stayed within 60 days after their entry;

          (h)   certain events of bankruptcy or insolvency with respect to DIRECTV Holdings, DIRECTV Financing or any Significant Subsidiary of DIRECTV Holdings (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

          (i)    any Guarantee of a Significant Subsidiary with respect to the notes of such series shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee of such series of notes.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the notes of any series may declare all the notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to DIRECTV Holdings or DIRECTV Financing described in clause (h) above, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of any series may direct the Trustee in its exercise of any trust or power with respect to such series. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

        In the event the notes are accelerated as a result of an Event of Default specified in clause (e)(ii) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without action by the Trustee or the Holders, if (i) such rescission would not conflict with any judgment or decree and (ii) within 60 days following the occurrence of such Event of Default:

          (1)   the applicable Existing Notes have been redeemed, repaid or discharged in full; or

          (2)   the Trustee thereunder or the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to the Event of Default; or

          (3)   the default that is the basis for the Event of Default has been cured.

        The holders of a majority in aggregate principal amount then outstanding of the notes of any series, by notice to the Trustee, may on behalf of the holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the notes of such series.

        We will be required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we will be required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, owners, employees, incorporators and stockholders

        No director, owner, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

        The indenture will provide that with respect to the notes of any series, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding notes of such series ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of the applicable series, except for:

          (a)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due, or on the redemption date, as the case may be;

          (b)   our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c)   the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (d)   the Legal Defeasance provisions of the indenture.

        In addition, the indenture will provide that with respect to the notes of any series, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such series. If Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of default" will no longer constitute an Event of Default with respect to the notes of the applicable series.

        In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture will provide that with respect to the notes of any series:

            (i)  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes of the applicable series, cash in U.S. dollars, noncallable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding notes of such series on the stated maturity or on the applicable optional redemption date, as the case may be;

           (ii)  in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)  we have received from, or there has been published by, the Internal Revenue Service a ruling or

            (B)  since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii)  in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

           (v)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (vi)  we shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

         (vii)  we shall have delivered to the Trustee an officers' certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the notes of such series have been complied with.

Satisfaction and discharge

        The indenture will be discharged and will cease to be of further effect as to all outstanding notes of any series when:

          (1)   either:

            (a)   all the notes of such series, theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year of the date of deposit or are to be called for redemption within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes of such series to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Issuer has paid all other sums payable under the indenture by the Issuer; and

          (3)   the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of notes have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Amendment, supplement and waiver

        Except as provided in the next paragraph, the indenture and the notes of any series issued thereunder may be amended or supplemented as it relates to such series of notes with the consent of the holders of at least a majority of the aggregate principal amount of notes of such series then outstanding (including consents obtained in connection with a tender offer for notes of such series), and any existing default or compliance with any provision of the indenture or the notes of such series may be waived with the consent of the holders of a majority of the aggregate principal amount of notes of such series then outstanding (including consents obtained in connection with a tender offer for the notes).

        Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any note held by a nonconsenting holder):

          (a)   reduce the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (b)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the amount of redemption premium on the notes;

          (c)   reduce the rate of or change the time for payment of interest on any notes;

          (d)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (e)   make any note payable in money other than that stated in the notes;

          (f)    make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

          (g)   waive a redemption payment or mandatory redemption with respect to any note;

          (h)   amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event after such Change of Control Triggering Event has occurred; or

          (i)    make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any holder of notes, the Issuers, the Guarantors and the Trustee may amend or supplement the indenture or the notes or the Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes or Guarantees in addition to or in place of certificated notes or Guarantees (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the obligations of the Issuers or any Guarantor to holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the trustee

        The indenture will contain certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuers and their Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

        With respect to the notes of any series, the holders of a majority in principal amount of the then outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

            (i)  this sentence shall not limit the preceding sentence of this paragraph;

           (ii)  the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

          (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

        Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2014 Notes" means $1,000 million of 4.750% Senior Notes due 2014 issued by us and DIRECTV Financing under an indenture dated as of September 22, 2009.

        "2015 Notes" means $1,000 million of 6.375% Senior Notes due 2015 issued by us and DIRECTV Financing under an indenture dated as of June 15, 2005.

        "2016 Notes" means $1,500 million of 7.625% Senior Notes due 2016 issued by us and DIRECTV Financing under an indenture dated as of May 14, 2008.

        "2019 Notes" means $1,000 million of 5.875% Senior Notes due 2019 issued by us and DIRECTV Financing under an indenture dated as of September 22, 2009.

        "2020 Notes" means $1,300 million of 5.220% Senior Notes due 2020 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010.

        "2040 Notes" means $500 million of 6.350% Senior Notes due 2040 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010.

        "3.550% 2015 Notes" means $1,200 million of 3.550% Senior Notes due 2015 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010.

        "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that no individual, other than a director of Parent or us or their or our respective Subsidiaries or an officer of Parent or us or their or our respective Subsidiaries with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual's employment, position or responsibilities by or with respect to Parent, us or any of their or our respective Subsidiaries.

        "Board of Directors" means (a) with respect to any person that is a corporation, the Board of Directors of such person or any duly authorized committee thereof and (b) as to any other person, the functionally comparable body of such person or any duly authorized committee thereof.

        "Capital Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

        "Change of Control" means the occurrence of any one of the following:

          (1)   the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Parent Company becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

          (2)   the first day on which the majority of the members of our Board of Directors cease to be Continuing Directors; or

          (3)   the adoption of a plan relating to the liquidation or dissolution of us.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

        "Consolidated Net Tangible Assets" of any person means, for any period, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

        "Continuing Director" means, as of any date of determination, any member of our Board of Directors who:

          (1)   was a member of such Board of Directors on the date of the indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Domestic Subsidiaries" shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Notes" means the 2014 Notes, the 2015 Notes, the 3.550% 2015 Notes, the 2016 Notes, the 2019 Notes, the 2020 Notes and the 2040 Notes.

        "Existing Satellites" means the following satellites: DIRECTV 1R, DIRECTV 4S, DIRECTV 5, DIRECTV 7S, DIRECTV 8, DIRECTV 9S, DIRECTV 10, DIRECTV 11, DIRECTV 12, Spaceway 1 and Spaceway 2.

        "Fitch" means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

        "Foreign Currency Obligations" means, with respect to any person, the obligations of such person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Subsidiary of the Issuer against fluctuations in currency values.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indenture.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantee" means a guarantee by a Guarantor of the notes.

        "Hedging Obligations" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes the guarantee of items that would be included within this definition.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch). In the event that we shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Liberty Transaction" means the mergers completed in accordance with the Agreement and Plan of Merger dated May 3, 2009, as amended, by and among The DIRECTV Group, Inc., DIRECTV, Liberty Media Corporation, Liberty Entertainment, Inc. and several wholly-owned subsidiaries of DIRECTV.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

        "Parent Company" means each of (a) DIRECTV and (b) any direct or indirect Subsidiary of Parent that owns any of our Capital Stock.

        "Permitted Liens" means with respect to the notes of any series:

          (a)   Liens securing the notes of such series and Liens securing any Guarantee of such notes;

          (b)   Liens securing Purchase Money Indebtedness; provided that such Liens do not extend to any assets of us or our Subsidiaries other than the assets so acquired;

          (c)   Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of instruction or improvement of property, plant or equipment or the purchase price or construction, improvement or launch of satellites (other than Existing Satellites) for use in our business or the business of any Subsidiary; provided that such Liens do not apply to any assets other than the property acquired, constructed or improved or the satellite constructed, improved or launched (and in the case of any such satellite, other than any Existing Satellite, the related orbital slots, licenses and other related assets);

          (d)   Liens on property of a person existing at the time such person is merged into or consolidated with us or any Subsidiary of the Issuer; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

          (e)   Liens on property of a Subsidiary of the Issuer at the time that it becomes a Subsidiary of the Issuer pursuant to the terms of the indenture; provided that such Liens were not incurred in connection with, or contemplation of, becoming a Subsidiary of the Issuer;

          (f)    Liens on property existing at the time of acquisition thereof by us or any Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any Subsidiary of the Issuer other than the property so acquired;

          (g)   Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

          (h)   Liens existing on the date of the indenture securing Indebtedness existing on the date of the indenture or incurred pursuant to commitments outstanding on the date of the indenture;

          (i)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (j)    any interest or title of a lessor under any Capital Lease Obligations;

          (k)   Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us or any of our Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (l)    easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

          (m)  normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (n)   Liens not provided for in clauses (a) through (m) above securing Indebtedness incurred in compliance with the terms of the indenture so long as the notes of such series are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the notes of such series, such Lien shall be subordinated to and be later in priority than the notes of such series on the same basis;

          (o)   extensions, renewals or refundings of any Liens referred to in clauses (a) through (n) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced; and

          (p)   other Liens arising in connection with our Indebtedness and our Subsidiaries' Indebtedness, in an aggregate principal amount for us and our Subsidiaries together with the amount of Attributable Indebtedness incurred in connection with Sale and Leaseback Transactions, not exceeding at the time such lien is issued, created or assumed 15% of our Consolidated Net Tangible Assets.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Purchase Money Indebtedness" means (i) Indebtedness incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of Persons that are not Affiliates of the Company or the Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) so long as such Indebtedness is without recourse to the Company or any of its Subsidiaries or any of their respective assets, other than to the assets so purchased; or (ii) Indebtedness which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).

        "Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture.

        "Ratings Decline" means within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by us or any

Parent Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the "Trigger Period"), the rating of the notes shall be reduced by at least two Rating Agencies and the notes shall be rated below Investment Grade by each of the Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have had a Ratings Decline to below Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

        "Senior Secured Credit Facility" means any credit agreement to which the Issuer and/or one or more of its Domestic Subsidiaries is party from time to time including without limitation the credit agreement dated as of April 13, 2005 by and among the Issuer, as borrower, the lenders party thereto from time to time, Bank of America N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

        "Subsidiary" or "Subsidiaries" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

        "Voting Stock" with respect to any person, means securities of any class of Capital Stock of such person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such person.

        "Wholly Owned Subsidiary" means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors' qualifying shares) of which is owned by such person, directly or indirectly.

Book-entry settlement and clearance

        The notes of each series initially will be represented by one or more global notes in registered form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of global notes for certificated notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or ours. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between participants and DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the relevant series of notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for certificated notes if:

          (1)   DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2)   we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated notes; or

          (3)   there has occurred and is continuing an Event of Default with respect to the applicable series of notes.

        In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same day settlement and payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its successor as depositary. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. Any permitted secondary market trading activity in such notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

 Certain United States federal tax considerations

        The following generally summarizes certain U.S. federal income and, to a limited extent under the caption "Non-U.S. holders," estate tax aspects of the acquisition, ownership and disposition of the notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the notes by a prospective investor in light of his, her or its personal circumstances. This discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, brokers, traders that mark-to-market their securities, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," as part of a "hedge" against currency risk, or as part of a "conversion transaction," U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, regulated investment companies, real estate investment trusts, expatriates and former long-term residents of the United States, U.S. persons subject to the alternative minimum tax, partnerships, other pass-through entities and investors in pass-through entities that hold the notes. In addition, this discussion is generally limited to the tax consequences to initial holders that purchase the notes at their "issue price," which for this purpose is the first price at which a substantial amount of the notes are sold, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, except to a limited extent under the caption "Non-U.S. Holders," any possible applicability of the U.S. federal gift or estate tax law. In addition, for U.S. federal income tax purposes only, the notes will be treated as issued by DIRECTV Group and references in this discussion under the caption "Certain United States federal tax considerations" to "we," "us," and "our" are to DIRECTV Group.

        This summary is based upon current provisions of the Code, existing and proposed Treasury regulations thereunder, and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the acquisition, ownership and disposition of the notes that are different from those discussed below. In addition, this discussion relies upon the description provided to us by DTC of its depositary procedures and the procedures of its participants and indirect participants in maintaining a book-entry system reflecting beneficial ownership of the notes.

        PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME, ESTATE AND GIFT TAX LAWS, AS WELL AS THE LAW OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

U.S. holders

        For purposes of the following discussion, a "U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof (including the District of Columbia);

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        Stated Interest.    Interest on a note (including a payment made pursuant to a guarantee) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

        Sale, Exchange, Redemption or Retirement of the notes.    Unless a non-recognition provision applies, upon the disposition of a note by sale, exchange, redemption or retirement, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts attributable to accrued interest, which amounts would be treated as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder's adjusted tax basis in such note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder.

        Such gain or loss from the disposition of a note generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. In the case of a non-corporate U.S. Holder, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 15% (effective for taxable years beginning before January 1, 2011). The deductibility of capital losses is subject to limitations.

        Additional Payments.    In certain circumstances, the notes provide for the payment of certain amounts in excess of the accrued interest and principal. Because of this, the notes could be subject to rules relating to debt instruments that provide for one or more contingent payments, referred to as the "Contingent Payment Regulations." Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is "remote" or is considered to be "incidental." We intend to take the position that, for purposes of the Contingent Payment Regulations, the prospective payment of such additional amounts is a "remote" and/or "incidental" contingency, and this discussion assumes that our position will be respected. Our determination that these contingencies are remote and/or incidental will be binding on a holder unless such holder explicitly discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS successfully challenged this position, the tax consequences of holding and disposing of a note would differ from the consequences described herein.

        Satisfaction and Discharge.    Were we to obtain a discharge of the indenture with respect to all of the notes then outstanding, as described above under "Description of notes—Satisfaction and discharge," such discharge would generally be deemed to constitute a taxable exchange of the outstanding notes for other property—namely, the funds deposited with the Trustee. In such case, a U.S. Holder generally would be required to recognize capital gain or loss in connection with such deemed exchange in a manner comparable to that discussed above under "—Sale, Exchange, Redemption or Retirement of the notes." In addition, after such deemed exchange, a U.S. Holder also may be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred. U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

        Backup Withholding and Information Reporting.    A U.S. Holder of a note may be subject, under certain circumstances, to information reporting and backup withholding at the then applicable rate (currently 28%) with respect to payments of interest on, and gross proceeds from a sale, exchange, redemption, retirement or other disposition of, a note (including a redemption or a repurchase in the event of a Change of Control Triggering Event or a discharge, as described above under "Description of notes—Satisfaction and discharge"), and any payments with respect to the property or rights to the property deemed to have been received as described above under "—Satisfaction and discharge." These backup withholding rules apply if the U.S. Holder, among other things:

  •
  fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor;

  •
  furnishes an incorrect TIN;

  •
  is notified it is subject to backup withholding because such holder failed to properly report interest or dividends; or

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  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding.

        A U.S. Holder of a note who does not provide his, her or its correct TIN may be subject to penalties imposed by the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption is properly established. U.S. Holders of notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption. U.S. Holders that are not corporations or tax-exempt organizations generally will be subject to information reporting requirements.

        Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder's federal income tax liability, provided the requisite information is timely provided to the IRS.

Non-U.S. holders

        The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a note that is a beneficial owner and that is an individual, corporation, estate or trust other than a U.S. Holder (a "Non-U.S. Holder"). Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be "Non-U.S. Holders" for purposes of the U.S. federal income tax discussion, but not for the purpose of the U.S. federal estate tax discussion, and vice versa. For purposes of the discussion below, interest and any gain on the sale, exchange, redemption, retirement or other disposition of a note will be considered to be "U.S. trade or business income" if such income or gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business.

        As described in "U.S. Holders—Additional Payments," this discussion assumes that the notes will not be subject to the Contingent Payment Regulations.

        Stated Interest.    Subject to the discussion of backup withholding below, generally, interest paid to a Non-U.S. Holder of a note (including interest paid pursuant to a guarantee) will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exception if the Non-U.S. Holder:

  •
  does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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  is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code;

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  is not a bank described in Section 881(c)(3)(A) of the Code; and

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  certifies, under penalties of perjury, on a properly executed Form W-8BEN (or any successor form) prior to the payment of interest that such holder is not a United States person and provides such holder's name and address.

        The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. Unless an applicable treaty otherwise provides, U.S. trade or business income will be taxed on a net basis at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax, unless an applicable treaty otherwise provides. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of U.S. trade or business income not exempt under a treaty) or Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty will be required to obtain and to provide a TIN unless, in certain circumstances, the Non-U.S. Holder provides certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

        Sale, Exchange, Redemption or Retirement of notes.    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or retirement of a note (including a redemption or a repurchase in the event of Change of Control Triggering Event or a discharge, as described above under "Description of notes—Satisfaction and discharge") generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is U.S. trade or business income, in which case the Non-U.S. Holder will be taxed as discussed above under "—Stated Interest"; or

  •
  subject to certain exceptions, the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition, in which case, the Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

        Satisfaction and Discharge.    As described above under "U.S. Holders—Satisfaction and discharge," a Non-U.S. Holder also may be required to recognize income with respect to the property or rights to the property deemed to have been received in such taxable exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

        Federal estate tax.    Any notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the notes was not U.S. trade or business income.

        Information reporting and backup withholding.    We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Treasury regulations provide that the backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to payments of interest with respect to which either the requisite certification that the Non-U.S. Holder is not a U.S. person, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a repurchase in the event of a Change of Control Triggering Event or a discharge, as described above under "Description of notes—Satisfaction and discharge") of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a repurchase in the event of a change in control or a discharge, as described above under "Description of notes—Satisfaction and discharge") of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a repurchase in the event of a Change of Control Triggering Event or a discharge, as described above under "Description of notes—Satisfaction and discharge") of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

        In addition, in general, any payments with respect to the property or rights to the property deemed to have been received, as described above under "—Satisfaction and Discharge," may be subject to information reporting and possible backup withholding, unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is timely provided to the IRS.

        All certifications described above under the heading "—Non-U.S. Holders" are subject to special rules with respect to reliance standards, under which certifications provided by holders may not be relied on under certain circumstances (for example, if we, our paying agent, or the broker had actual knowledge or reason to know that the certification is false).

Recent Legislation

        On March 18, 2010, President Obama signed the Hiring Incentives to Restore Employment Act (the "HIRE Act") into law. The HIRE Act added a new chapter 4 to the Code. Effective for payments made after December 31, 2012, chapter 4 generally requires us or our paying agent (in its capacity as such) to deduct and withhold a tax equal to 30% of any payments made on the notes to a foreign financial institution or non-financial foreign entity, and requires any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of the notes to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Payments with respect to obligations outstanding on March 18, 2012 are not subject to these HIRE Act rules. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on an investment in the notes.

        THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

Underwriting

        Subject to the terms and conditions in the underwriting agreement between us and the several underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	3.125% Notes due 2016	4.600% Notes due 2021	6.000% Notes due 2040
Citigroup Global Markets Inc.	$131,250,000	$175,000,000	$218,750,000
J.P. Morgan Securities Inc.	131,250,000	175,000,000	218,750,000
Credit Suisse Securities (USA) LLC	131,250,000	175,000,000	218,750,000
Goldman, Sachs & Co.	131,250,000	175,000,000	218,750,000
Banc of America Securities LLC	33,000,000	44,000,000	55,000,000
Barclays Capital Inc.	33,000,000	44,000,000	55,000,000
Mitsubishi UFJ Securities (USA), Inc	33,000,000	44,000,000	55,000,000
Morgan Stanley & Co. Incorporated	33,000,000	44,000,000	55,000,000
UBS Securities LLC	33,000,000	44,000,000	55,000,000
Credit Agricole Securities (USA) Inc.	8,572,000	11,428,000	14,286,000
HSBC Securities (USA) Inc.	8,572,000	11,428,000	14,286,000
ING Financial Markets LLC	8,572,000	11,428,000	14,286,000
Lloyds TSB Bank plc	8,571,000	11,429,000	14,286,000
Mizuho Securities USA Inc.	8,571,000	11,429,000	14,286,000
RBS Securities Inc.	8,571,000	11,429,000	14,285,000
U.S. Bancorp Investments, Inc.	8,571,000	11,429,000	14,285,000

Total	$750,000,000	$1,000,000,000	$1,250,000,00

        The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

        The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.20%, 0.30% and 0.50% of the principal amount of the 3.125% Notes due 2016, 4.600% Notes due 2021 and 6.000% Notes due 2040, respectively. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.125%, 0.20% and 0.30% of the principal amount of the 3.125% Notes due 2016, 4.600% Notes due 2021 and 6.000% Notes due 2040, respectively, to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        In the underwriting agreement, we have agreed that:

  •
  We will pay our expenses related to the offering, which we estimate will be $20 million.

  •
  We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

        It is expected that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date prior to their delivery should consult their own advisor.

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  •
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient in-formation of the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For the purposes of this provision, the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

        You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities. In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Conflict of interest

        As described above, we may use a portion of the net proceeds of this offering to repay our outstanding Term Loan A and Term Loan B. Certain of the underwriters and/or their affiliates may be lenders under our senior secured credit facility, and may therefore receive more than 5% of the net proceeds of this offering. Therefore, one or more of the underwriters may be deemed to have a "conflict of interest" with us within the meaning of Rule 2720 of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be conducted in accordance with Rule 2720.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

        Weil Gotshal & Manges LLP has passed upon the validity of the notes and guarantees on behalf of the issuers. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

Experts

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from DIRECTV Holdings LLC's Annual Report on Form 10-K/A for the year ended December 31, 2009, and the effectiveness of DIRECTV Holdings LLC's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

DIRECTV HOLDINGS LLC
DIRECTV FINANCING CO., INC.
DEBT SECURITIES

DIRECTV CUSTOMER SERVICES, INC.
DIRECTV, INC.
DIRECTV ENTERPRISES, LLC
DIRECTV HOME SERVICES, LLC
DIRECTV MERCHANDISING, INC.
DIRECTV OPERATIONS, LLC
DIRECTV PROGRAMMING HOLDINGS I, INC.
DIRECTV PROGRAMMING HOLDINGS II, INC.
LABC PRODUCTIONS, LLC
GUARANTEES

        DIRECTV Holdings LLC ("DIRECTV Holdings") and DIRECTV Financing Co., Inc. ("DIRECTV Financing") may from time to time offer to sell their debt securities, which will be fully and unconditionally guaranteed by one or more of the additional registrants, each of which is a direct or indirect wholly-owned subsidiary of DIRECTV Holdings. Neither our parent company, The DIRECTV Group, Inc., nor its parent company, DIRECTV ("Parent") nor any of their respective subsidiaries, other than DIRECTV Holdings and certain of its subsidiaries and DIRECTV Financing will be obligors or guarantors on any debt securities.

        DIRECTV Holdings and DIRECTV Financing may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. DIRECTV Holdings and DIRECTV Financing will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus. DIRECTV Holdings and DIRECTV Financing will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        The principal executive offices of the registrants are located at 2230 East Imperial Highway, El Segundo, California 90245, and their telephone number at that address is (310) 964-5000.

        Investing in the securities involves risks. See "Risk Factors" on page 3 of this prospectus to read about factors you should consider before investing in the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is August 10, 2010

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act-). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the matters addressed in such statements.

        You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise stated, or the context otherwise requires, references in this prospectus to "we," "us" and "our" are to DIRECTV Financing, DIRECTV Holdings and its subsidiaries which are additional registrants and references to "Parent" refer to DIRECTV and its consolidated subsidiaries, including us.

WHERE YOU CAN FIND MORE INFORMATION

        DIRECTV Holdings, DIRECTV Financing and Parent are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance with these requirements, we and Parent file reports and other information relating to our business, financial condition and other matters with the SEC. We and Parent are required to disclose in such reports certain information, as of particular dates, concerning operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us or Parent and other matters. Such filed reports and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330.

        The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov.

        Parent's Internet website is www.directv.com. Parent makes available free of charge on such website its and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by reference, the information on Parent's website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. which means that we can disclose important information to you by referring to those documents. We and Parent hereby "incorporate by reference" the documents listed below. The information that we or Parent file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

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  DIRECTV Holdings and DIRECTV Financing's Annual Report on Form 10-K/A for the year ended December 31, 2009, filed on August 10, 2010;

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  DIRECTV Holdings and DIRECTV Financing's Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2010 filed on August 10, 2010 and for the fiscal quarter ended June 30, 2010 filed on August 10, 2010;

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  DIRECTV Holdings and DIRECTV Financing's Current Report on Form 8-K filed with the SEC on March 15, 2010;

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  Parent's Annual Report on Form 10-K/A for the year ended December 31, 2009, filed on August 10, 2010;

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  Parent's Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2010 filed on August 10, 2010 and for the fiscal quarter ended June 30, 2010 filed on August 10, 2010;

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  Parent's Definitive Proxy Statement on Schedule 14A, filed on April 21, 2010;

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  Parent's Current Reports on Form 8-K filed with the SEC on January 7, 2010, February 17, 2010, April 6, 2010, June 7, 2010, June 18, 2010 and August 9, 2010; and

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  any of our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

        Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Corporate Secretary, DIRECTV, 2230 East Imperial Highway, El Segundo, California 90245, Telephone No. (310) 964-5000.

 PROSPECTUS SUMMARY

Business

        We provide over 18.7 million subscribers with access to hundreds of channels of digital-quality video pictures and CD-quality audio programming that we transmit directly to subscribers' homes or businesses via high-powered geosynchronous satellites.

        We believe we provide one of the most extensive collections of programming available in the multi-channel video programming distribution, or MVPD, industry. Although we distribute more than 2,000 local channels—over 900 in high-definition—a subscriber generally receives only the local channels in the subscriber's home market. We provide local channel coverage in standard definition to markets covering over 95% of U.S. television households. In addition, we provide HD local channels to markets representing over 93% of U.S. television households. We recently expanded our offering of HD channels with the operation of the recently launched DIRECTV 12 satellite. In addition, we offer an on demand service named DIRECTV on DEMAND, which provides a selection of movie and television programs to our subscribers who have a broadband connection to their set-top receiver.

        We also provide premium professional and collegiate sports programming such as the NFL SUNDAY TICKET™ package, which allows subscribers to view the largest selection of NFL games available each Sunday during the regular season. Under our contract with the NFL, we have exclusive rights to provide this service through the 2014 season, including rights to provide related broadband, HD, interactive and mobile services.

        To subscribe to the DIRECTV® service, subscribers acquire receiving equipment from either us, our national retailers, independent satellite television retailers or dealers, or regional telephone companies, which we refer to as telcos. Most set-top receivers provided to new and existing subscribers are leased subsequent to the introduction of a lease program on March 1, 2006. The receiving equipment consists of a small receiving satellite dish antenna, a digital set-top receiver and a remote control, which we refer to as a DIRECTV System. After acquiring and installing a DIRECTV System, subscribers activate the DIRECTV service by contacting us and subscribing to one of our programming packages.

Corporate Information

        Our registered and principal executive offices are located at 2230 East Imperial Highway, El Segundo, California 90245, and the telephone number at that address is (310) 964-5000.

RISK FACTORS

        Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under "Item 1A—Risk Factors" in our and Parent's Annual Reports on Form 10-K/A for the fiscal year ended December 31, 2009 and "Item 1A—Risk Factors" in our and Parent's Quarterly Reports on Form 10-Q/A for the fiscal quarter ended March 31, 2010 and for the fiscal quarter ended June 30, 2010, each of which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. See the section entitled "Where You Can Find More Information" in this prospectus. The risks and uncertainties discussed in the documents incorporated hy reference in this prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or the negative of these terms or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

        The risk factors discussed under "Item 1A—Risk Factors" in our and Parent's Annual Reports on Form 10-K/A for the fiscal year ended December 31, 2009, and "Item 1A—Risk Factors" in our and Parent's Quarterly Reports on Form 10-Q/A for the fiscal quarter ended March 31, 2010 and for the fiscal quarter ended June 30, 2010, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus, could cause our results to differ materially from those expressed in forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include the risks described below.

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  Levels of competition are increasing.

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  We depend on others to produce programming and programming costs are increasing.

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  Increased subscriber churn or subscriber upgrade and retention costs could materially adversely affect our financial performance.

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  Our subscriber acquisition costs could materially increase.

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  Our ability to keep pace with technological developments is uncertain.

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  Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe patents and proprietary rights of others.

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  Construction or launch delays on satellites could materially adversely affect our revenues and earnings.

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  Our satellites are subject to significant launch and operational risks.

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  The cost of commercial insurance coverage on our satellites or the loss of a satellite that is not insured could materially adversely affect our earnings.

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  Satellite programming signals have been stolen and may be stolen in the future, which could result in lost revenues and would cause us to incur incremental operating costs that do not result in subscriber acquisition.

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  The ability to maintain FCC licenses and other regulatory approvals is critical to our business.

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  Parent may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if parts of the merger transactions are treated as a taxable transaction.

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  We face risks arising from the outcome of various legal proceedings.

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  The other factors that are described in our and Parent's Annual Reports on Form 10-K/A for the year ended December 31, 2009.

        There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

RATIO OF EARNING TO FIXED CHARGES

        The following table sets for the historical ratio of earnings to fixed charges for the periods indicated for both DIRECTV Holdings and Parent.

DIRECTV HOLDINGS

	Years ended December 31,					Six months ended June 30,
	2005	2006	2007	2008	2009	2009	2010
Ratio of earnings to fixed charges	2.84x	8.40x	8.74x	6.81x	6.26x	5.68x	7.65x

DIRECTV

	Years ended December 31,					Six months ended June 30,
	2005	2006	2007	2008	2009	2009	2010
Ratio of earnings to fixed charges	2.46x	7.52x	8.07x	6.71x	4.86x	5.56x	7.82x

USE OF PROCEEDS

        Unless otherwise stated in the prospectus supplement accompanying this prospectus or any applicable free writing prospectus, we will use the net proceeds from the sale of any debt securities that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and distributions to Parent for such purposes or to repurchase shares of its common stock. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

        We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus.

NO PARENT GUARANTEES

        Neither DIRECTV nor any of its subsidiaries, other than DIRECTV Financing, DIRECTV Holdings and its subsidiaries, which are additional registrants, will be issuers or guarantors of the debt securities that may be offered under this prospectus or any prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the debt securities described in this prospectus from time to time in one or more transactions:

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  to purchasers directly;

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  to underwriters for public offering and sale by them;

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  through agents;

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  through dealers; or

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  through a combination of any of the foregoing methods of sale.

        We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

        The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.

        Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

        Unless otherwise specified in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

        If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

        Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, Weil, Gotshal & Manges LLP, will pass upon the validity of any debt securities and guarantees offered by DIRECTV Financing, DIRECTV Holdings and its subsidiaries, which are the additional registrants.

 EXPERTS

        The consolidated financial statements, and the related financial statement schedules, incorporated in the prospectus by reference from our and Parent's Annual Reports on Form 10-K/A for the year ended December 31, 2009, and the effectiveness of our and Parent's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$3,000,000,000

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

3.125% Senior Notes due 2016

4.600% Senior Notes due 2021

6.000% Senior Notes due 2040

PROSPECTUS SUPPLEMENT
August 10, 2010

Joint Book-Running Managers

Citi	J.P. Morgan	Credit Suisse	Goldman, Sachs & Co.

Co-Managers

BofA Merrill Lynch	Barclays Capital	Mitsubishi UFJ Securities	Morgan Stanley	UBS Investment Bank

Credit Agricole CIB	HSBC	ING Wholesale	Lloyds TSB Corporate Markets

Mizuho Securities USA Inc.	RBS	U.S. Bancorp